UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __)

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Steven Madden, Ltd.
(Name of Registrant as Specified in Its Charter)

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TO OUR STOCKHOLDERS

2010 was another record year for Steve Madden. We achieved strong sales and profitability growth by building our new brands, improving our retail business, expanding our international reach and completing strategic acquisitions, all while maintaining focus on our core business.  Net sales for 2010 increased 26% to $635.4 million, and net income increased 51% to $75.7 million, or $2.68 per diluted share, the highest in our Company’s history.

Maintaining Momentum in Our Core Business
Our top priority at Steve Madden is always to offer our customers trend-right product at a great value in our core brands, Steve Madden Women’s, Steven and Madden Girl. In 2010, Steve and his design team once again stayed ahead of the fashion curve and created an outstanding merchandise assort-ment that resonated with consumers, enabling us to continue our strong momentum in these core brands. We recorded a net sales increase for our Steve Madden Women’s, Steven and Madden Girl wholesale businesses of 13% over 2009.

Driving Profitability Improvements in Retail
We were particularly pleased with the dramatic improvement in our retail business in 2010. Retail had been a challenge for us the last few years, and in 2008 and 2009 our retail segment recorded operating losses. We worked diligently to turn this segment around and took a number of steps to improve this important part of our business. We upgraded our retail management team, cut expenses, implemented a new merchandising, allocation and planning system, and closed a number of underperforming locations. In 2010, these initiatives began to pay dividends, as our retail segment improved from an operating loss of $1.5 million in 2009 to an operating profit of $9.1 million in 2010. This increase in profitability was driven by a 12.7% comparable store sales gain and a 460 basis point improvement in gross margin.

The retail segment also benefitted from the continued growth of our e-commerce store. We had net sales on stevemadden.com of $22.8 million, up 16% from 2009.

We also opened our first outlet store in November 2010. We have since opened three more outlet stores in the first quarter of 2011, and while it is still early, we are pleased with the initial results and are optimistic that the outlet channel will provide us with another profitable growth vehicle within our retail segment.

Re-Energizing Our Men’s Business
Another area in which we showed great improvement in 2010 was our men’s business. Following sales declines in 2007 and 2008 and modest growth in 2009, our men’s business took off in 2010. Steve Madden Men’s grew 27% for the year, benefitting from a reinvigorated product assortment with strength across all major categories, including dress shoes, driving moccasins and casuals. In addition, our new Madden brand, a more moderately priced men’s line that we introduced in December 2009, got off to a great start in its first full year. Madden contributed over $11 million in net sales in 2010, bringing overall sales growth in our men’s business, including
Steve Madden Men’s and Madden, to over 54% for the year.

Expanding Our International Footprint
Another highlight in 2010 was the growth in our international business. We recorded $34.7 million in international net sales in 2010, which represented a 58% increase over 2009. This growth was driven by outstanding performance in countries like China and Canada, where we have an established presence, as well as by our entry into a number of new territories. We operate internationally through retail and wholesale distribution arrange- ments with partners in the local territories, and, in 2010, we joined with new partners for distribution in Saudi Arabia, Australia, Russia and Central America. In early 2011, we entered the United Arab Emirates and Benelux, and we expect to launch in India and South Africa by the end of the year.

Growing Through Acquisitions
We also completed two strategic acquisitions in 2010 that we believe can be significant growth drivers for the company in the years to come. In February, we bought Big Buddha, a designer and marketer of fashion-forward handbags distributed to specialty retailers, better department stores and online retailers. The Big Buddha handbag business continued its upward trajectory in 2010, expanding its business in better department stores while maintaining its strong presence in the specialty boutiques where it started. In July, we introduced Big

Buddha footwear, which has already gained significant traction, and which we expect to contribute approximately $10 million in net sales in 2011.

In October, we acquired the Betsey Johnson brand and related brand names. We were thrilled to add an iconic brand like Betsey Johnson to our portfolio, and we believe it offers meaningful growth opportunity for our company. Through this transaction, we acquired an existing licensing business that includes licensees for jewelry, intimate apparel, swimwear, eyewear, outerwear and legwear. We have since added new licensees for apparel, retail and cold weather accessories. In addition, we continue to design and market Betsey Johnson handbags and belts, and we have recently launched Betsey Johnson footwear, which has exceeded expectations in its first few months.

Looking Ahead
As we look ahead, we believe our company is better positioned than ever before, with strong momentum in our core business and a diversified platform that provides us with numerous growth opportunities. For 2011, our key priorities are as follows:

●   Continue to build on the momentum in our core brands
●   Develop our new brands like Betsey Johnson, Big Buddha and Madden
●   Continue to drive profitability improvements in our retail segment
●   Further enhance our e-commerce business
●   Expand our outlet strategy
●   Continue to extend our reach in categories outside of footwear
●   Increase our international penetration and expand into new geographies

In closing, we are pleased with our performance in 2010 and look forward to delivering further progress in 2011 and beyond. There is no factor more important to our continued success than the hard work, dedication and tireless efforts of all of the talented professionals in our organization. Our people are our foundation and the driving force behind our success. We therefore thank all of our employees for their excellent work, we thank our customers for their loyalty, and we thank you, our stockholders, for your continued support.

/s/Edward Rosenfeld
Edward Rosenfeld
Chief Executive Officer

/s/Awadhesh Sinha
Awadhesh Sinha
Chief Operating Officer

/s/Arvind Dharia
Arvind Dharia
Chief Financial Officer

STEVEN MADDEN, LTD.
52-16 Barnett Avenue
Long Island City, New York 11104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2011

TO THE STOCKHOLDERS OF STEVEN MADDEN, LTD.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Steven Madden, Ltd. (the “Company”) will be held on May 27, 2011, at the Company’s showroom located at 1370 Avenue of the Americas, 14th Floor, New York, New York at 10:00 a.m., local time, for the purposes stated below:

1.
to elect six directors to the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office;

2.	to ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	to approve, on a non-binding advisory basis, the compensation of certain executive officers as disclosed in the accompanying proxy statement;

4.	to recommend, on a non-binding advisory basis, the frequency of holding an advisory vote on executive compensation; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only those stockholders of record at the close of business on April 5, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for purposes germane to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time, at the Company’s principal executive offices at 52-16 Barnett Avenue, Long Island City, New York 11104, by contacting the Secretary of the Company, and will be available at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2011: THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, ANNUAL REPORT, ELECTRONIC PROXY CARD AND ANY OTHER MATERIALS CONCERNING THE ANNUAL MEETING, TOGETHER WITH ANY AMENDMENTS TO ANY OF THESE MATERIALS, ARE AVAILABLE ON THE INTERNET AT WWW.PROXYVOTE.COM.

BY ORDER OF THE BOARD OF DIRECTORS
April 11, 2011
/s/ Arvind Dharia
Arvind Dharia
Secretary

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED TO: VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NEW YORK 11717. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET AS DESCRIBED ON THE ACCOMPANYING PROXY CARD.

i

STEVEN MADDEN, LTD.
52-16 Barnett Avenue
Long Island City, New York 11104

PROXY STATEMENT

GENERAL INFORMATION

On behalf of the Board of Directors of Steven Madden, Ltd., a Delaware corporation (the “Company”, “we” or “us”), we are requesting your proxy in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held at the Company’s showroom located at 1370 Avenue of the Americas, 14th Floor, New York, New York on Friday, May 27, 2011 at 10:00 a.m., local time. On or about April 13, 2011, a notice containing instructions on how to access this Proxy Statement, the accompanying proxy card and related materials online is being mailed to holders of record of common stock, $.0001 par value, of the Company (the “Common Stock”) at the close of business on April 5, 2011 (the “Record Date”). The Company’s Annual Report for the fiscal year ended December 31, 2010 (“2010 Fiscal Year”), including audited financial statements, is included in the materials that are accessible online to our stockholders. This Proxy Statement contains information about the Annual Meeting as well as information regarding the voting process, director elections, our corporate governance programs and executive and director compensation, among other things. We recommend that you read all of the materials.

The Annual Meeting has been called to consider and take action on the following proposals:

●
to elect six directors to the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office;

●	to ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

●	to approve, on a non-binding advisory basis, the compensation of certain executive officers as disclosed in this Proxy Statement;

●	to recommend, on a non-binding advisory basis, the frequency of holding an advisory vote on executive compensation; and

●	to transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. With respect to the proposal concerning the frequency of advisory votes on executive compensation, the Company’s Board of Directors recommends that the advisory vote take place every three years. The Company’s Board of Directors recommends that the stockholders vote in favor of each of the other proposals. Only holders of record of Common Stock of the Company at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

The principal executive offices of the Company are located at 52-16 Barnett Avenue, Long Island City, New York 11104 and the telephone number of the Company is (718) 446-1800.

Notice of Internet Availability of Proxy Materials

For the third year, we are pleased to use the Securities and Exchange Commission (the “SEC”) “e-proxy” rules allowing us to furnish proxy materials through the Internet. By using the e-proxy rules, we can expedite the receipt by stockholders of this Proxy Statement and our Annual Report while lowering the costs and reducing the environmental impact associated with our Annual Meeting. On or about April 13, 2011, we will furnish a Notice of Internet Availability of Proxy Material (the “Availability Notice”) to most of our stockholders containing instructions on how to access the proxy materials and to vote online. In addition, our instructions on how to request a printed copy of these materials will be found on the Availability Notice. For more information on voting your Common Stock, please see the “Questions and Answers” section below. If you received an Availability Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained in the Availability Notice.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who may vote at the Annual Meeting?

Only stockholders of record are entitled to vote at the Annual Meeting. A stockholder of record is a stockholder as of the close of business on the Record Date. On the Record Date, there were 28,147,771 shares of our Common Stock outstanding (excluding treasury shares) held by approximately 83 registered holders of record and 30,387 beneficial owners.

What is considered a quorum to conduct the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares eligible to vote is necessary to constitute a quorum for the purpose of transacting business at the Annual Meeting. Under Delaware law (under which the Company is incorporated), abstentions and broker non-votes (meaning proxies from brokers or nominees indicating that such persons have not received instructions on how to vote from the beneficial owner or other persons eligible to vote shares as to matters with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

How many votes do I have?

For each share of Common Stock that you own on the Record Date you are entitled to one vote on each matter presented at the Annual Meeting.

How many votes are required to approve each proposal and what is the effect of abstentions and broker non-votes?

Proposal One (Election of Directors): Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the director nominees who receive the greatest number of affirmative votes cast are elected as directors.

Proposal Two (Ratification of Appointment of EisnerAmper LLP): The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Proposal Three (Non-Binding Advisory Vote On Executive Compensation): The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as described in this Proxy Statement.

Proposal Four (Non-Binding Advisory Vote On Frequency of Advisory Vote on Executive Compensation): The voting requirement applicable to the advisory vote on the frequency of the advisory vote on executive compensation is a plurality of the shares of Common Stock voted on the various frequency options. This means that the frequency (every one, two or three years) receiving the highest number of votes will be deemed to be the choice of the stockholders with respect to the frequency of the advisory vote on executive compensation.

Other Matters: If any other matters are presented at the Annual Meeting, they must receive an affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote in order to be approved.

Abstentions will have no effect on the election of directors and the advisory vote on frequency of advisory vote on executive compensation, but will be treated as present and entitled to vote on the proposals for the approval of the compensation of the named executive officers and the ratification of the selection of the Company’s independent auditor and, therefore, will have the effect of votes “against” such proposals.

If you do not provide your broker or other nominee with instructions on how to vote your shares held in “street name,” your broker or nominee will not be permitted to vote your shares on non-routine matters, and your shares will not affect the outcome of proposals concerning non-routine matters. The proposals concerning the election of directors and the advisory votes on executive compensation and the frequency of the advisory vote on executive compensation are considered “non-routine” matters, which means that your broker or other nominee does not have discretion to vote your shares in the election of directors and the two advisory votes with respect to executive compensation in the absence of specific instructions from you as to how you would like your shares to be voted. If you hold your shares in “street name,” we strongly encourage you to provide instructions regarding the voting of your shares as your broker or nominee cannot vote your shares with respect to these proposals without voting instructions from you.

How can I vote my shares?

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the Annual Meeting, we urge you to authorize your proxy in advance. You may vote your shares by authorizing a proxy over the Internet or by telephone. In addition, if you received a paper copy of the proxy materials by mail, you can also submit a proxy by mail by following the instructions on the proxy card. Voting your shares by authorizing a proxy over the Internet, by telephone or by written proxy card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

If you are the record holder of your shares, please authorize your proxy electronically by going to the http://www.proxyvote.com website or by calling the toll-free number listed below and on the proxy card. Please have your Proxy Statement or proxy card in hand when going online or calling. If you authorize your proxy via the Internet or by phone you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card and then date, sign and return it in the postage-paid envelope provided.

VOTE BY INTERNET http://www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information.	VOTE BY PHONE 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions.
VOTE BY MAIL
Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717

If you receive paper proxy materials, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to the address shown above.

If you hold your shares beneficially in “street name” through a broker or nominee you may be able to authorize your proxy by telephone or the Internet as well as by mail, but you will need to obtain and follow instructions from your broker or nominee to vote these shares.

May I revoke my proxy for the Annual Meeting once I have given it?

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

●	properly executing and delivering a later dated proxy (including a telephone or Internet proxy authorization);
●	voting by ballot at the Annual Meeting; or
●	sending a written notice of revocation to the Corporate Secretary of the Company at Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104.

How does the Board of Directors recommend that I vote my shares?

The Board of Directors of the Company recommends that you vote:

●	FOR the election of each of the six director nominees;
●	FOR the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;
●	FOR the approval, on a non-binding advisory basis, of the executive compensation of the Company’s named executive officers, as disclosed in this Proxy Statement; and
●	FOR the approval, on a non-binding advisory basis, of the recommendation to hold the advisory vote on the approval of executive compensation every three years.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. AS NOTED ABOVE, IF YOU HOLD YOUR SHARES BENEFICIALLY THROUGH A BROKER OR NOMINEE AND FAIL TO PROVIDE SPECIFIC VOTING INSTRUCTIONS TO THAT BROKER OR NOMINEE, YOUR SHARES WILL NOT BE VOTED IN THE ELECTION OF DIRECTORS AND THE ADVISORY VOTES ON EXECUTIVE COMPENSATION AND THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Who will bear the expenses of this solicitation?

The expense of this solicitation, including preparing, printing and mailing this Proxy Statement, the exhibits hereto and the proxies solicited hereby, will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record by them and will provide reimbursements for the cost of forwarding the material in accordance with customary charges. The Company has entered into an agreement with Phoenix Advisory Partners to assist in the solicitation of proxies and provide related advice and informational support. The total expense of this engagement, which will be borne by the Company, including customary disbursements, is not expected to exceed $20,000 in the aggregate.

How will the voting results be reported?

The results of the voting on the proposals will be reported at the Annual Meeting and in a Current Report on Form 8-K, which will be filed with the SEC within four business days following the Annual Meeting.

STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP, PROPOSALS AND SUBMISSIONS FOR THE COMPANY’S 2012 ANNUAL MEETING

In accordance with Article II, Section 5 of the Company’s By-Laws, director nominations for the 2012 Annual Meeting of Stockholders of the Company (the “2012 Annual Meeting”) can only be made by a stockholder of the Company who (A) is a stockholder of record on the date of the giving of the notice of such director nominations and on the record date for the determination of stockholders entitled to vote at such meeting, and (B) complies with the notice requirements and procedures set forth in Article II, Section 5 of the Company’s Amended and Restated By-Laws (the “By-Laws”). A stockholder’s notice to the Corporate Secretary with respect to any such nominations must be timely and in proper written form pursuant to Article II, Section 5 of the Company’s By-Laws, including containing certain information concerning the nominating or proposing stockholder and certain information concerning the nominee, and must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s 2011 Annual Meeting. Accordingly, any written notice given by or on behalf of a stockholder pursuant to Article II, Section 5 of the Company’s By-Laws in connection with the 2012 Annual Meeting must be received no later than January 28, 2012 and no earlier than December 29, 2011.

In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 2012 Annual Meeting must do so no later than December 15, 2011. In addition, in accordance with Article I, Section 7(f) of the Company’s By-Laws, in order to be properly brought before the 2012 Annual Meeting, a matter must be either (i) specified in the notice of such meeting given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before such meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) specified in a notice in proper written form given by a stockholder of record on the date of the giving of the notice and on the record date for such meeting, which notice conforms to the requirements of Article I, Section 7(f) of the By-Laws and is delivered to, or mailed and received at, the Company’s principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s 2011 Annual Meeting. Accordingly, any written notice given by or on behalf of a stockholder pursuant to the foregoing clause (iii) in connection with the 2012 Annual Meeting must be received no later than January 28, 2012 and no earlier than December 29, 2011. In addition, for business to be properly brought before the 2012 Annual Meeting by a stockholder pursuant to the foregoing clause (iii), such stockholder shall have complied with any other applicable requirements, including, but not limited to, the requirements of Rule 14a-8 promulgated by the SEC.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company’s By-Laws provide that the Board of Directors of the Company shall be comprised of a minimum of one director and that, subject to this limitation, the number of directors may be fixed from time to time by action of the directors. The Company’s Board of Directors has fixed the number of directors to comprise the Board of Directors at six directors and the Board of Directors presently is comprised of six directors whose terms expire at the Annual Meeting. Directors serve a one-year term.

Upon recommendation of the Nominating/Corporate Governance Committee of the Board of Directors, the Board of Directors has nominated and is recommending to the stockholders the election of each of the six nominees named below to serve as a director of the Company until the next annual meeting of the Company’s stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal from office. All nominees have consented to being named in this Proxy Statement and to serving on the Board of Directors if elected.

Biographical Summaries of Nominees for the Board of Directors

The names and biographical summaries of the six persons who have been recommended by the Nominating/ Corporate Governance Committee of the Board of Directors and nominated by the Board of Directors to stand for election at the Annual Meeting are provided below for your information.

Our Board of Directors includes members who are well-qualified to serve on the Board and its committees and to represent the best interests of our stockholders. The Board and the Nominating/Corporate Governance Committee select nominees with a view to establishing a Board of Directors that is comprised of individuals who have extensive business leadership experience, are independent, bring diverse perspectives to the Board, possess high ethical standards and sound business judgment and acumen and a willingness to devote the time necessary for the Board to effectively fulfill its responsibilities. We believe that all of the director nominees possess these qualifications and provide the Board with a full complement of knowledge, business skills and expertise for the effective management of our Company. In addition to these general qualifications, provided below for each nominee for director is a discussion of the experience, qualifications, attributes and skills that led to the Board’s conclusion that the nominee should serve as a director.

Edward R. Rosenfeld - Chairman of the Board and Chief Executive Officer

Edward R. Rosenfeld, 35, has served as a director of the Company since February 2008 and has served on the Company’s Investment Committee since April 2008. Mr. Rosenfeld has been Chairman of the Board and Chief Executive Officer since August 2008 after serving as interim Chief Executive Officer of the Company from March 24, 2008 and prior to that, serving as the Executive Vice President of Strategic Planning and Finance of the Company. Mr. Rosenfeld has been a member of the executive management team since joining the Company in May 2005. Prior to joining the Company, Mr. Rosenfeld was a Vice President with Peter J. Solomon Company, an investment banking boutique, where he specialized in mergers and acquisitions in the retail, apparel and footwear industries.

With more than 13 years of experience focused on the retail, apparel and footwear industries, six of which have been with the Company, Mr. Rosenfeld possesses particular knowledge of and experience in the industry that strengthens the Board’s collective qualifications, skills and experience. Mr. Rosenfeld’s background in finance and his analytical skills gained through his years in investment banking provide the Board and the Investment Committee with insight and guidance with respect to, among other things, strategic business development matters. Mr. Rosenfeld has strong leadership skills and an in-depth understanding of the Company and its goals from his positions as the Chairman of the Board and Chief Executive Officer.

John L. Madden - Owner of JLM Consultants, Inc.

John L. Madden, 64, has served as a director of the Company since the Company’s inception in 1990 and has served on the Company’s Investment Committee, as its Chair, since April 2008. Since June 2004, Mr. Madden’s business consulting company, JLM Consultants, Inc., has provided consulting services to the Company with respect to international sales. From April 1998 through September 2003, Mr. Madden owned a branch office of Tradeway Securities Group, Inc., a brokerage firm, in Florida. From May 1996 through December 1996, Mr. Madden’s consulting company, JLM Consultants, Inc., acted as a branch office of Merit Capital, Inc., a brokerage firm. From May 1994 to May 1996, Mr. Madden served as Vice President of Investments for GKN Securities, Inc.. a brokerage firm. From August 1993 to April 1994, Mr. Madden was employed by Biltmore Securities, Inc., a brokerage firm, as Managing Director and registered sales representative. Mr. Madden is the brother of Steven Madden, the Company’s founder and Creative and Design Chief. Please see the section of this Proxy Statement captioned “Certain Relationships and Related Party Transactions.”

As a result of Mr. Madden’s near twenty years of experience in finance and investing, he possesses a proficiency in financial analysis and investing that strengthens the Board’s collective qualifications, skills and experience and provides the Board and the Investment Committee with greater insight and guidance. Mr. Madden’s years in business consulting and strong financial background have provided him with broad experience in addressing operational and management issues and providing overall direction for complex corporations like ours. Mr. Madden brings a wealth of knowledge and experience that comes from over twenty years of service on the Company’s Board of Directors. His knowledge of Company history and his understanding of the Company in the context of the Company’s long-term strategic plan provides the Board with continuity of direction and focus.

Peter Migliorini - Sales Manager, Greschlers, Inc.

Peter Migliorini, 62, has served as a director of the Company since October 1996 and has served on the Company’s Audit Committee since October 1996, the Nominating/Corporate Governance Committee, as its Chair, since July 2004 and the Compensation Committee, as its Chair, since July 2004. Mr. Migliorini is also Presiding Director over all executive sessions of the independent directors. Mr. Migliorini has been Sales Manager for Greschlers, Inc., a building supplies company, since 1994. From 1987 to 1994, Mr. Migliorini served as Director of Operations for Mackroyce Group, a construction company. Prior to 1987, Mr. Migliorini held various positions of increasing responsibility from Assistant Buyer to Chief Planner/Coordinator for several shoe companies, including Meldisco Shoes, Perry Shoes and Fasco Shoes.

Mr. Migliorini possesses extensive executive level financial, sales and operations experience. His numerous years of business experience at various levels and in various industries provide the Board with a measure of practical orientation regarding the Company’s operations and growth endeavors. Mr. Migliorini’s early experience in the shoe industry also provides relevant knowledge and expertise in the Company’s specific industry.

Richard P. Randall - Retired Executive Vice President and Chief Financial Officer, Direct Holdings Worldwide, LLC

Richard P. Randall, 73, has served as a director of the Company since April 2006 and has served on the Company’s Audit Committee, as its Chair, since 2006, on the Nominating/Corporate Governance Committee since September 2008 and on the Investment Committee since April 2008. Mr. Randall was the Executive Vice President and Chief Financial Officer of Direct Holdings Worldwide, LLC, the parent company of Lillian Vernon Corp., a catalog and online retailer of gifts and household goods, and Time-Life, a music and video marketing company, from 2002 until his retirement in June 2005. Prior to 2002, Mr. Randall served as Senior Vice President and Chief Financial Officer of Coach, Inc., a luxury leather goods company, and Chief Operating Officer and Chief Financial Officer of Lillian Vernon Corp. from 2000 to 2001 and 1998 to 2000, respectively. Currently, Mr. Randall serves as a director, a member of the Audit and Risk Committee and chairs the Governance Committee of Aceto Corporation, a pharmaceutical, nutraceutical and chemical distribution company. Mr. Randall also serves as a director and chairs the Audit Committee of The Burke Rehabilitation Hospital and also serves as a member of the Executive, Finance and Research Committees of the hospital. Mr. Randall served as a director and chair of the Audit Committee of Universal Travel Group, a travel services provider in the People’s Republic of China, and of Home Systems Group, a manufacturer and distributor of household appliances in the People’s Republic of China, from 2007 until 2008 when he resigned from these boards.

With decades of business experience, including tenures as Chief Financial Officer and Chief Operating Officer of both publicly traded and privately held companies in the retail industry, Mr. Randall is a certified public accountant and possesses extensive knowledge of accounting and finance, the retail industry and the issues impacting a publicly traded company. Mr. Randall has extensive executive level experience establishing his capabilities in management of complex organizations. His expertise in finance qualify him to serve as the Audit Committee “audit committee financial expert” and his service on the boards and committees of other companies has allowed him to gain broad-based experience and sensitivity regarding best practices, which he shares with the Board.

Ravi Sachdev - Managing Director, J.P. Morgan.

Ravi Sachdev, 34, has served as a director of the Company since September 2008 and has served on the Company’s Audit Committee since September 2008. Mr. Sachdev joined J.P. Morgan, a global investment bank, as a Managing Director in November 2010, and focuses on the healthcare services subsector. Previously, Mr. Sachdev was a Managing Director at Deutsche Bank Securities, Inc. (“Deutsche Bank”) from January 2009 and prior to that held the position of Director at Deutsche Bank from January 2007 until January 2009. Mr. Sachdev joined Deutsche Bank in 2006 as a Vice President. Prior to joining Deutsche Bank, Mr. Sachdev was a Vice President at Peter J. Solomon Company, an investment banking boutique, specializing in mergers and acquisitions in the healthcare sector, from 1998 to 2006.

Mr. Sachdev possesses knowledge of finance and the financial analytics used to measure business performance. His professional experience in investment banking brings to the Board a thorough understanding of the financial issues affecting public companies and greater insights in business valuation together with a practical orientation with respect to acquisitions and integrations which our Company has undertaken over the last few years.

Thomas H. Schwartz - Owner, Sumner and Forge Investors LLC

Thomas H. Schwartz, 63, has served as a director of the Company since May 2004 and has served on the Company’s Compensation Committee since July 2004. Since March 2007, Mr. Schwartz has been the Chief Executive Officer and sole owner of Sumner and Forge Investors LLC, a company that invests in real estate and manages properties in which it holds ownership interests. Previously, Mr. Schwartz was a Managing Director of Helmsley-Spear, Inc., a real estate brokerage and management company, from 1984 to March 2007.

With more than twenty years of experience as a Managing Director of Helmsley-Spear, Inc. and several years as the owner of his own real estate investment firm, Mr. Schwartz brings to the Board extensive executive level experience in handling operations issues and practical expertise in management.

Required Vote

Proxies will be voted for the election of the six nominees as directors of the Company unless otherwise specified in the proxy. A plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be necessary to elect the nominees as directors. This means that the director nominees who receive the greatest number of affirmative votes cast are elected as directors. If, for any reason, any of the nominees shall be unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the accompanying proxy. Abstentions shall be counted separately and shall be used for purposes of calculating whether a quorum is present at the Annual Meeting.

Recommendation of the Board of Directors

The Nominating/Corporate Governance Committee of the Board and the entire Board of Directors unanimously recommend a vote FOR the election of Messrs. Edward R. Rosenfeld, John L. Madden, Peter Migliorini, Richard P. Randall, Ravi Sachdev and Thomas H. Schwartz.

CORPORATE GOVERNANCE

The Board of Directors

Our business is managed under the direction and oversight of the Board of Directors who are elected by the Company’s stockholders. Directors meet their responsibilities by participating in meetings of the Board of Directors and the various committees of the Board on which they sit, as well as through communications with our Chairman and Chief Executive Officer, other officers and employees of the Company and by consulting with our independent registered public accounting firm and other third parties.

Director Independence

The Board of Directors is currently comprised of six members. The Board of Directors has determined that the following director nominees are “independent” for purposes of the criteria of the SEC and The Nasdaq Global Select Market listing standards: Messrs. Migliorini, Randall, Sachdev and Schwartz. If the six nominees set forth above are elected, the Board will be comprised of a majority of independent directors. The Board of Directors has held regularly scheduled executive sessions for the independent directors, with Peter Migliorini serving as Presiding Director of such executive sessions.

Director Attendance at Meetings

Attendance at Annual Meetings of Stockholders

The Company has no specific policy regarding director attendance at its annual meetings of stockholders. The Company encourages all of its directors to attend annual meetings of the Company’s stockholders and two directors attended the Company’s 2010 annual meeting of stockholders.

Attendance at Meetings of the Board of Directors

The Board of Directors held five regularly scheduled meetings during the 2010 Fiscal Year and acted by unanimous written consent on five occasions during the 2010 Fiscal Year. In 2010, each director attended at least 75% of the aggregate number of Board meetings, and each director attended at least 75% of the aggregate number of meetings held by all committees on which he then served.

Committees of the Board

The Board of Directors, among other committees, has a standing Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.

Audit Committee

The members of the Audit Committee are Messrs. Randall (Chairman), Migliorini and Sachdev. The Audit Committee is comprised of directors who are “independent” for purposes of The Nasdaq Global Select Market listing standards and who meet the independence requirements contained in Exchange Act Rule 10A-3(b)(1). The Board has determined that Mr. Randall meets the SEC criteria of an “audit committee financial expert” and he is currently serving as such. The Audit Committee is primarily responsible for reviewing the services performed by the Company’s independent registered public accountants, evaluating the Company’s accounting policies and its system of internal controls, and reviewing significant financial transactions. During the 2010 Fiscal Year, the Audit Committee met eight times.

The Audit Committee is responsible for reviewing and striving to ensure the integrity of the Company’s financial statements and oversight of our compliance with legal and regulatory requirements, our internal audit function and an independent registered public accounting firm. Among other matters, the Audit Committee, with management and independent and internal auditors, reviews the adequacy of the Company’s internal accounting controls that could significantly affect the Company’s financial statements. The Audit Committee is also directly and solely responsible for the appointment, retention, compensation, oversight and termination of the Company’s independent registered public accountants. In addition, the Audit Committee also functions as the Company’s Qualified Legal Compliance Committee (the “QLCC”). The purpose of the QLCC is to receive, retain and investigate reports made directly, or otherwise made known, of evidence of material violations of any United States federal or state law, including any breach of fiduciary duty by the Company, its officers, directors, employees or agents, and if the QLCC believes appropriate, to recommend courses of action to the Company.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent registered public accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States and discuss with the Audit Committee any issues they believe should be raised with the Audit Committee.

The Audit Committee is also responsible for the oversight of the Company’s risk management process, which is discussed in the “Risk Oversight” section below.

In performing its functions, the Audit Committee meets with management on at least a quarterly basis to review and discuss the annual audited financial statements, quarterly financial statements and related reports and to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discusses these matters with the Company’s independent registered public accountants and with appropriate Company financial personnel. Meetings are held with the independent registered public accountants who have unrestricted access to the Audit Committee. In addition, the Audit Committee reviews the Company’s financing plans and reports and makes recommendations to the full Board of Directors for approval and to authorize action. The Board has adopted a written charter setting out the functions the Audit Committee is to perform. A copy of the Audit Committee Charter is available on the Company’s website at www.stevemadden.com.

Nominating/Corporate Governance Committee

The members of the Nominating/Corporate Governance Committee are Messrs. Migliorini (Chairman) and Randall. The Nominating/Corporate Governance Committee is comprised of directors who are “independent” for purposes of The Nasdaq Global Select Market listing standards. The Nominating/Corporate Governance Committee met once during the 2010 Fiscal Year.

The Nominating/Corporate Governance Committee provides oversight with respect to a wide range of issues relating to the composition and operation of the Board, including consideration of and recommendations regarding the size and composition of the Board of Directors and identification of potential candidates to serve as directors. The Nominating/ Corporate Governance Committee identifies candidates to the Board of Directors by introductions from management, members of the Board of Directors, employees of the Company or other sources, including stockholders that satisfy the Company’s policy regarding stockholder recommended candidates. The Nominating/Corporate Governance Committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended by other sources.

Stockholders wishing to submit recommendations for director nominations for the 2012 Annual Meeting should write to the Corporate Secretary, Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104. Any such stockholder must (x) comply with the director nomination provisions of the Company’s By-Laws, (y) meet and evidence the minimum eligibility requirements specified in Exchange Act Rule 14a-8, and (z) submit, within the same timeframe for submitting a stockholder proposal required by Rule 14a-8: (1) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (2) the written consent of the candidate(s) for nomination as a director, (3) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director, and (4) all information regarding the candidate(s) and the submitting stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors.

In considering candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers the Company’s Board Candidate Guidelines, available on the Company’s website at www.stevemadden.com, the Company’s policy regarding stockholder recommended director candidates, as set forth above, and all other factors that are deemed appropriate including, but not limited to, the individual’s character, education, experience, knowledge and skills. While the Nominating/Corporate Governance Committee’s Board Candidate Guidelines does not expressly identify diversity as a factor for consideration regarding the evaluation of director candidates, diversity is among the many factors the Nominating/Corporate Governance Committee considers in the candidate evaluation process. To assess the effectiveness of the mandate set forth in the Nominating/Corporate Governance Committee’s charter, the Nominating/Corporate Governance Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole.

In addition, the Nominating/Corporate Governance Committee develops and recommends corporate governance principles for the Company; makes recommendations to the Board of Directors in support of such principles; takes a leadership role in the shaping of the corporate governance of the Company; and oversees the evaluation of the Board of Directors and management. The Nominating/Corporate Governance Committee operates under a formal charter that governs the Committee’s composition, powers and responsibilities. A copy of the Nominating/Corporate Governance Charter is available on the Company’s website at www.stevemadden.com.

Compensation Committee

The members of the Compensation Committee are Messrs. Migliorini (Chairman) and Schwartz. The Compensation Committee is comprised of directors who are “independent” for purposes of The Nasdaq Global Select Market listing standards and applicable tax and securities rules. During 2010, the Compensation Committee met four times and acted twice by unanimous written consent.

The Compensation Committee is responsible for establishing and overseeing the Company’s compensation and incentive plans and programs; determining and approving compensation for the Company’s executive officers, including salaries, bonuses, perquisites and equity awards; reviewing and approving compensation and awards for the Company’s executive officers under the Company’s compensation and incentive plans and programs; administering the Company’s equity compensation plans; reviewing and approving a compensation program for independent members of the Board; and assisting the Board in discharging the Board’s responsibilities relating to management organization, performance, compensation and succession.

The Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its composition, powers and responsibilities. A copy of the Compensation Committee Charter is available on the Company’s website at www.stevemadden.com.

Board Leadership Structure, Risk Oversight, Executive Sessions of Non-Employee Directors, and Communications Between Stockholders and the Board

Board Leadership Structure

As noted above, our Board is currently comprised of four independent and two non-independent directors. Mr. Rosenfeld has served as Chairman of the Board and Chief Executive Officer since August 2008, and has been a member of the Board since February 2008. The Board has designated one of the independent directors as Presiding Director to preside over executive sessions. We believe that the number of independent, experienced directors that comprise our Board, along with the independent oversight of our Presiding Director, benefits the Company and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for the Company because it demonstrates to our employees, suppliers, customers, and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates confusion and duplication of efforts, and provides clear leadership for the Company. We believe the Company, like many U.S. companies, has been well-served by this leadership structure.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board believes it is appropriate for the independent directors to elect one independent director to serve as a Presiding Director. In addition to presiding at executive sessions of the independent directors, the Presiding Director has various responsibilities including coordinating with the Chairman of the Board and Chief Executive Officer in establishing agenda and discussion items for Board meetings; retaining independent advisors on behalf of the Board as the Board may determine may be necessary or appropriate and performing such other functions as the independent directors may designate from time to time. Mr. Migliorini is currently serving as the Presiding Director.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for the Company and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. Our other Board committees also consider and address risks as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

The Company’s management is responsible for day-to-day risk management. Our risk management and internal audit areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Executive Sessions of Independent Directors

The Board holds executive sessions of its independent directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.

Communications between Stockholders and the Board

The Company has adopted a procedure by which stockholders may send communications as defined within Item 7(d) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to one or more members of the Board of Directors by writing to such director(s) or to the entire Board of Directors in care of the Corporate Secretary, Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104. The Board has instructed the Corporate Secretary to review all communications so received and to exercise his discretion not to forward to the Board correspondence that is inappropriate, such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances. However, any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the directors.

Code of Business Conduct and Ethics

All of the Company’s employees, officers (including senior executive, financial and accounting officers) and directors are held accountable for adherence to the Company’s Code of Business Conduct and Ethics (the “Conduct Code”). The Conduct Code is intended to establish standards necessary to deter wrongdoing and to promote compliance with applicable governmental laws, rules and regulations and honest and ethical conduct. The Conduct Code covers all areas of professional conduct, including conflicts of interest, fair dealing, financial reporting and disclosure, protection of Company assets and confidentiality. Employees have an obligation to promptly report any known or suspected violation of the Conduct Code without fear of retaliation. Waiver of any provision of the Conduct Code for executive officers and directors may only be granted by the Board of Directors or one of its committees and any such waiver or modification of the Conduct Code relating to such individuals will be disclosed by the Company. A copy of the Conduct Code is available on the Company’s website at www.stevemadden.com and may also be obtained by any stockholder without charge upon request by writing to the Corporate Secretary, Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104.

Certain Relationships and Related Party Transactions

In January 2004, the Company entered into an agreement with John L. Madden, one of the Company’s directors, and JLM Consultants, a company wholly-owned by John L. Madden. Under this agreement, which was amended in 2005, Mr. Madden agreed to provide consulting services to the Company with respect to the development of international sales of the Company. This agreement expired by its terms on December 31, 2005, but Mr. Madden continues to provide consulting services and the Company continues to make payments to JLM Consultants consistent with those that would have been required under the expired consulting agreement. In accordance with the foregoing, for the 2010 Fiscal Year, JLM Consultants received the following from the Company: (a) a commission equal to 2.5% on international sales, (b) a monthly draw in the amount of $25,000 with recourse against such commissions, (c) a $1,000 per month travel allowance and (d) $2,812 per month toward health insurance premiums for health insurance coverage for John L. Madden. Pursuant to this arrangement, JLM Consultants received a total of $1,005,540 from the Company in the 2010 Fiscal Year.

Effective as of July 1, 2005, the Company amended and restated its employment agreement with Steven Madden, pursuant to which Mr. Madden agreed to serve as the Company’s Creative and Design Chief. The term of Mr. Madden’s employment under his employment agreement commenced on July 1, 2005 and, in accordance with a December 14, 2009 amendment thereto, will end on December 31, 2019. The agreement provides for an annual salary of $600,000, with a 7% increase of base salary on a compound basis in each of the third, fifth, seventh and ninth years of the agreement. Mr. Madden also receives an annual $200,000 non-accountable expense allowance. The agreement provides for an annual cash bonus in an amount determined by the Board of Directors, which will be at least 2% of the Company’s EBITDA (the “Annual Bonus”). Additionally, the Company agreed to pay Mr. Madden an annual cash bonus in relation to “new business” (as defined in the agreement) in an amount to be determined by the Board of Directors, but which is at least (i) 2.5% of new business gross direct revenues plus (ii) 10% of all license or other fee income above $2,000,000 (the “New Business Bonus”).

Mr. Madden is also eligible to receive annually, on or about the date of the Company’s annual meeting of stockholders, an option grant (the “Annual Option”) to purchase a number of shares of Common Stock, with such number to be equal to not less than 100% of the largest aggregate number of shares of Common Stock available upon the exercise of an option or options granted to any other continuing full-time employee of the Company during the preceding twelve-month period; provided, however, that a grant to Mr. Madden in excess of 150% of the number of shares of Common Stock available upon the exercise of an option or options granted to such other continuing full-time employee shall require stockholder approval. Any Annual Option received by Mr. Madden will vest quarterly over a one-year period following the grant date and will be exercisable, at a price equal to the closing price of the Company’s Common Stock on the grant date, for a period of five years following the date of the grant. In the event of Mr. Madden’s death, the agreement provides for the payment to Mr. Madden’s estate of his base salary for the 12-month period immediately subsequent to the date of Mr. Madden’s death.

In the event that Mr. Madden’s employment agreement is terminated due to Mr. Madden’s total disability (as defined in the agreement), “for cause” (as defined in the agreement) or due to Mr. Madden’s resignation, the Company is obligated to pay Mr. Madden the amount of compensation that is accrued and unpaid through the date of termination. In the event Mr. Madden’s employment agreement is terminated for any reason (other than “for cause” or due to his death, total disability or resignation), the Company is obligated to pay Mr. Madden, in installments, the balance of his base salary that would have been paid by the Company under the agreement for the full term of the agreement. If, during the period commencing 120 days prior to a “change of control” (as defined in the employment agreement) transaction and ending on the first anniversary of a change of control transaction, Mr. Madden’s employment is terminated by the Company other than for cause or by the resignation of Mr. Madden for “good reason” (as defined in the employment agreement), or if Mr. Madden resigns for good reason or without good reason within 30 days following a change of control transaction, all unvested options to purchase shares of Common Stock held by Mr. Madden will vest on the date of termination or resignation and Mr. Madden will be entitled to receive a lump sum cash payment equal to (1) the amount of compensation that is accrued and unpaid through the date of termination, (2) an amount equal to the product of (A) the number of years remaining in the term of the agreement (but not less than 5), and (B) the sum of (w) the base salary for the 12-month period ended on the preceding December 31 (or for the 12-month period ending on December 31, 2002, if greater), (x) the amount of the Annual Bonus earned (paid or accrued or which should have been paid or accrued) for the 12-month period ended on the preceding December 31 (or for the 12-month period ended on December 31, 2002, if greater), (y) the non-accountable expense allowance provided for under the agreement for the 12-month period ended on the preceding December 31, and (z) the amount of the New Business Bonus earned (paid or accrued or which should have been paid or accrued) for the 12-month period ended on the preceding December 31 (or for the 12-month period ending on December 31 during the agreement in which Mr. Madden received the greatest New Business Bonus, if greater). Mr. Madden’s employment agreement contains other customary provisions, including provisions regarding expense reimbursement, confidentiality, solicitation and competition.

For 2010 Fiscal Year, Mr. Madden earned (i) $686,940 in base salary; (ii) $200,000 in non-accountable expense allowance; (iii) a bonus of $2,608,819, representing 2% of the Company’s earnings before interest, tax, depreciation and amortization; (iv) a bonus of $5,627,484, earned based on 2.5% of the Company’s new business; and (v) a bonus of $368,088, based on 10% of Royalty/Licensing income over $2,000,000. As an Annual Option, on May 28, 2010, Mr. Madden received an option to purchase 75,000 shares of Common Stock, pursuant to the Company’s 2006 Stock Incentive Plan, as amended (the “2006 Plan”), at an exercise price of $34.49 per share. The option vests in equal installments of 18,750 shares on each of August 28, 2010, November 28, 2010, February 28, 2011 and May 28, 2011.

On January 11, 2010, Mr. Madden received a grant of 54,600 shares of the Company’s Common Stock, subject to certain restrictions (such number of shares is adjusted for an April 30, 2010 three-for-two stock split effected as a stock dividend), under the Company’s 2006 Plan. The restricted Common Stock will vest on the third anniversary of the grant date, January 11, 2013.

On June 25, 2007, the Company made a loan to Steven Madden, its Creative and Design Chief and a principal stockholder of the Company, in the amount of $3,000,000, in order for Mr. Madden to exercise a stock option, which was due to expire, and hold the underlying Common Stock. Mr. Madden executed a promissory note in favor of the Company, which is secured by a pledge of 210,000 shares of the Company’s Common Stock beneficially owned by Mr. Madden. There have been successive amendments to the note, the most recent of which occurred on April 6, 2009, at which time the note was amended and restated to (i) extend the maturity date to the earlier of the date that Mr. Madden ceases to be employed by the Company and June 30, 2015 (the “Maturity Date”), and (ii) reflect the rate of interest as 8% per annum for the period from June 25, 2007 until April 6, 2010, and 6% per annum for the period from April 7, 2010 until the Maturity Date. As of December 31, 2010, interest in the amount of $849,186 has accrued on the note. Mr. Madden is the brother of John L. Madden, who has been a director of the Company since the Company’s inception in 1990.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s written Conduct Code and Employee Handbook prohibit all conflicts of interest. Under the Conduct Code, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with the interests of the Company. The Company’s prohibition on conflicts of interest under the Conduct Code includes any related person transaction.

Related person transactions must be approved by the Board, or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Board or committee will consider all relevant factors, including, as applicable, (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties or, in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

The Company has multiple processes for reporting conflicts of interests, including related person transactions. Under the Conduct Code, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to management. The Chief Financial Officer distributes a questionnaire to the Company’s executive officers and management personnel on a quarterly basis and distributes a questionnaire to the members of the Board of Directors on an annual basis requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Conduct Code.

The Board of Directors, the Audit Committee and the Disclosure Committee, which is comprised of management personnel, discuss the related party transactions, specifically, and in connection with the regular review processes attendant to the Company’s periodic filings, including related party transaction disclosures.

If a director is a party to or in some manner involved in a transaction involving the Company, he will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

COMPENSATION OF DIRECTORS IN THE 2010 FISCAL YEAR

The following table sets forth information concerning the compensation of the Company’s non-employee directors in the 2010 Fiscal Year. Following the table is a discussion of material factors related to the information disclosed in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)

John L. Madden	75,000	63,244	(2)	1,067,037	(3)	1,205,281
Peter Migliorini	110,000	101,190	(4)	0		211,190
Richard P. Randall	110,000	101,190	(5)	0		211,190
Ravi Sachdev	85,000	101,190	(6)	0		186,190
Thomas H. Schwartz	85,000	101,190	(7)	0		186,190

(1) Reflects the grant date fair value of stock awards calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The amounts shown represent dollar amounts recognized for 2010 for financial statement reporting purposes under ASC Topic 718. The number of shares of Common Stock was calculated based on the fair value of the Company’s Common Stock on the grant date, May 28, 2010, by taking the closing sale price for a share of Common Stock on the Nasdaq for such grant date. There are no other assumptions made in the valuation of the stock awards.

(2) At December 31, 2010, the aggregate number of shares of restricted Common Stock held was 1,875, and Mr. Madden had no options outstanding.

(3) Includes: (a) the use of a corporate apartment valued at $61,497 and (b) $1,005,540 in fees, travel and health insurance premium allowance paid to JLM Consultants, Inc., a company wholly owned by Mr. Madden, as consideration for consulting services provided by JLM Consultants, Inc. with respect to the development of the Company’s international business.

(4) At December 31, 2010, the aggregate number of shares of restricted Common Stock held was 3,000, and the aggregate number of options outstanding was 1,250.

(5) At December 31, 2010, the aggregate number of shares of restricted Common Stock held was 3,000, and Mr. Randall had no options outstanding.

(6) At December 31, 2010, the aggregate number of shares of restricted Common Stock held was 3,000, and Mr. Sachdev had no options outstanding.

(7) At December 31, 2010, the aggregate number of shares of restricted Common Stock held was 3,000, and Mr. Schwartz had no options outstanding.

Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board of Directors or any of its committees. In 2010, each non-employee director received the following compensation: (i) (A) for independent directors, a grant of 3,000 shares of restricted Common Stock, vesting on the first anniversary of the grant date, and (B) for non-independent directors, a grant of 1,875 shares of restricted Common Stock, vesting on the first anniversary of the grant date; and (ii) $75,000. In 2010, members of the Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee each received an additional $10,000 for serving on such committees, except that the Audit Committee financial expert and the Chairman of the Compensation Committee each received $25,000. The Company reimburses its directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the Record Date (unless otherwise indicated) with respect to the beneficial ownership of the Common Stock of the Company by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company. A person is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class

Steven Madden
c/o Steven Madden, Ltd.
52-16 Barnett Avenue
Long Island City, NY 11104	2,098,849	7.41	%(2)

BOCAP Corp.
c/o Steven Madden, Ltd.
52-16 Barnett Avenue
Long Island City, NY 11104	1,570,250	5.58	%(3)

BlackRock Inc.
40 East 52nd Street
New York, NY 10022	1,869,848	6.64	%(4)

FMR LLC
82 Devonshire Street
Boston, MA 02109	2,385,069	8.47	%(5)

Royce & Associates, LLC
745 Fifth Avenue
New York, NY 10151	1,871,604	6.65	%(6)

(1) Beneficial ownership as reported in the table below has been determined in accordance with Item 403 of Regulation S-K and Rule 13d-3 of the Exchange Act and based upon 28,147,771 shares of Common Stock outstanding (excluding treasury shares) as of the Record Date.

(2) Mr. Madden’s beneficial ownership includes: (i) 1,570,250 shares of Common Stock held by BOCAP Corp, a corporation wholly-owned by Mr. Madden; (ii) 164,999 shares of Common Stock that may be acquired through options that are exercisable as of, or will become exercisable within 60 days of, the Record Date; (iii) 95,100 shares of restricted Common Stock; and (iv) 268,500 shares held by Mr. Madden directly. Mr. Madden has pledged to the Company 210,000 shares of Common Stock beneficially owned by him to secure the repayment of a loan made by the Company to Mr. Madden, which loan is discussed in the section of this Proxy Statement captioned “Certain Relationships and Related Party Transactions.” Excluded are 600,000 shares of Common Stock beneficially owned by a grantor retained annuity trust, the trustee of which is unrelated to Mr. Madden and as to which Mr. Madden does not, directly or indirectly, have or share voting or investment power; Mr. Madden disclaims beneficial ownership of such shares.

(3) BOCAP Corp is a corporation wholly-owned by Steven Madden.

(4) Based solely on a Statement on Schedule 13G filed with the SEC on February 8, 2011 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting and dispositive power with respect to all such shares.

(5) Based solely on a Statement on Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC (“FMR”), Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, serves as investment adviser to various investment companies (the “Funds”) controlled by FMR and Edward C. Johnson 3d, Chairman of FMR. Mr. Johnson and FMR, through control of Fidelity and the Funds, have sole power to dispose of such shares. Neither FMR nor Edward C. Johnson 3d has sole power to vote or direct the voting of such shares, such power residing with the Funds’ boards of trustees. Fidelity carries out the voting of such shares under written guidelines established by the Funds’ boards of trustees.

(6) Based solely on a Statement on Schedule 13G filed with the SEC on January 14, 2011 by Royce & Associates, LLC (“Royce”), Royce has sole voting and dispositive power with respect to all such shares.

Security Ownership of Directors and Executive Officers

The following table sets forth information as of the Record Date (unless otherwise indicated) with respect to the beneficial ownership of Common Stock held by (a) each current director and nominee; (b) the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and the Chief Financial Officer (the “Named Executive Officers”); and (c) all current directors and executive officers as a group. A person is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Each director and executive officer has sole voting power and dispositive power with respect to all shares beneficially owned by him or her.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class

Edward R. Rosenfeld	205,250	*	% (3)
Arvind Dharia	117,170	*	% (4)
Awadhesh Sinha	57,500	*	% (5)
Robert Schmertz	193,875	*	% (6)
Amelia Newton Varela	78,749	*	% (7)
John L. Madden	32,500	*	% (8)
Peter Migliorini	4,250	*	% (9)
Richard P. Randall	9,750	*	% (10)
Thomas H. Schwartz	13,350	*	% (11)
Ravi Sachdev	6,750	*	% (12)
All Directors and Executive Officers as a Group (10 persons named above)	719,144	2.53	% (13)

* Indicates beneficial ownership of less than 1%.

(1) The address for each of the named individuals below is c/o Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104.

(2) Beneficial ownership as reported in the table above has been determined in accordance with Item 403 of Regulation S-K and Rule 13d-3 of the Exchange Act and based upon 28,147,771 shares of Common Stock outstanding (excluding treasury shares) as of the Record Date.

(3) Mr. Rosenfeld’s beneficial ownership includes: (i) 91,000 shares of Common Stock that may be acquired through the exercise of options that are exercisable as of, or will become exercisable within 60 days of, the Record Date; (ii) 86,000 shares of restricted Common Stock; and (iii) 28,250 shares of Common Stock held by Mr. Rosenfeld.

(4) Mr. Dharia’s beneficial ownership includes: (i) 72,670 shares of Common Stock that may be acquired through the exercise of options that are exercisable as of, or will become exercisable within 60 days of, the Record Date; (ii) 25,600 shares of restricted Common Stock; and (iii) 18,900 shares of Common Stock held by Mr. Dharia.

(5) Mr. Sinha’s beneficial ownership includes: (i) 35,000 shares of restricted Common Stock; and (ii) 22,500 shares of Common Stock held by Mr. Sinha.

(6) Mr. Schmertz’s beneficial ownership includes: (i) 28,125 shares of Common Stock that may be acquired through the exercise of an option that is exercisable as of, or will become exercisable within 60 days of, the Record Date; (ii) 37,500 shares of restricted Common Stock; and (iii) 128,250 shares of Common Stock held by Mr. Schmertz.

(7) Ms. Varela’s beneficial ownership consists of 78,749 shares of Common Stock that may be acquired through the exercise of options that are exercisable as of, or will become exercisable within 60 days of, the Record Date.

(8) Mr. Madden’s beneficial ownership includes: (i) 1,875 shares of restricted Common Stock and (ii) 30,625 shares of Common Stock held by Mr. Madden.

(9) Mr. Migliorini’s beneficial ownership includes: (i) 1,250 shares of Common Stock that may be acquired through the exercise of an option that is exercisable as of the Record Date; and (ii) 3,000 shares of restricted Common Stock.

(10) Mr. Randall’s beneficial ownership includes: (i) 3,000 shares of restricted Common Stock; and (ii) 6,750 shares of Common Stock held by Mr. Randall, all of which shares have been pledged by Mr. Randall as collateral security in a margin brokerage account.

(11) Mr. Schwartz’s beneficial ownership includes: (i) 3,000 shares of restricted Common Stock; and (ii) 10,350 shares of Common Stock held by Mr. Schwartz.

(12) Mr. Sachdev’s beneficial ownership includes: (i) 3,000 shares of restricted Common Stock; and (ii) 3,750 shares of Common Stock held by Mr. Sachdev.

(13) Includes, in aggregate, 271,794 shares of Common Stock that may be acquired through the exercise of options that are exercisable as of, or will become exercisable within 60 days of, the Record Date; (ii) 197,975 share of restricted Common Stock; and (iii) 249,375 shares of Common Stock held by such beneficial owners.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, file with the SEC reports of initial ownership of Common Stock and subsequent changes in that ownership and furnish the Company with copies of all forms they file with the SEC pursuant to Section 16(a) of the Exchange Act. A late report was filed on April 27, 2010 to report that on April 1, 2010 Amelia Varela was granted an option to purchase 37,500 shares of Common Stock (the number of shares indicated having been adjusted for an April 30, 2010 three-for-two stock split effected as a stock dividend). A late report was filed on November 22, 2010 to report that on March 24, 2010 Edward R. Rosenfeld exercised an option to purchase 5,333 shares of Common Stock granted on March 24, 2008. To the Company’s knowledge, based solely on a review of the copies of the reports furnished to the Company or written representations received from the Company’s directors, officers and greater than 10% beneficial owners that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during, or in respect of, the fiscal year ended December 31, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives and Strategy

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for their performance, the Company’s performance and for creating longer term value for our stockholders. The primary objectives of the program are to:

●	align rewards with performance that creates stockholder value;
●	support the Company’s strong team orientation;
●	encourage high-potential team players to build a career at the Company; and
●	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee of the Board of Directors. Working with management and outside advisors, the Compensation Committee has developed a compensation and benefits strategy that rewards performance and reinforces a culture that the Compensation Committee believes will drive long-term success.

The compensation program rewards team accomplishments while promoting individual accountability. The executive officer compensation program depends in significant measure on Company results, but business unit results and individual accomplishments are also very important factors in determining each executive’s compensation. The Company has a robust planning and goal-setting process that is fully integrated into the compensation system, enhancing a strong relationship between individual efforts, Company results, and financial rewards.

A major portion of total compensation is placed at risk through annual and long-term incentives. As noted below, discretionary bonuses were paid to the Named Executive Officers. The combination of incentives is designed to balance annual operating objectives and Company earnings performance with longer-term stockholder value creation.

The Company seeks to provide competitive compensation that is commensurate with performance. The Company targets compensation at the median of the market, and calibrates both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.

The Company seeks to promote a long-term commitment to the Company by its senior executives. The Company believes that there is great value to the Company in having a team of long-tenured, seasoned managers. The Company’s team-focused culture and management processes are designed to foster this commitment. In addition, stock options and/or restricted Common Stock awards granted to Named Executive Officers in 2010 Fiscal Year reinforce this long-term orientation with annual vesting over a four- or five-year period.

Role of the Compensation Committee

General. The Compensation Committee provides overall guidance for the Company’s executive compensation policies and determines the amounts and elements of compensation for the Company’s executive officers and outside directors. The Compensation Committee currently consists of two members of the Company’s Board of Directors, Messrs. Migliorini and Schwartz, each of whom is an independent director under Rule 5605 of The Nasdaq Global Select Market listing standards, a “non-employee director” as defined under the SEC’s rules and an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

When considering decisions concerning the compensation of executives, other than the Chief Executive Officer, the Compensation Committee asks for the recommendations of the Chief Executive Officer, including his detailed evaluation of each executive’s performance. No executive has a role in recommending compensation for outside directors. With respect to the application of the 2006 Plan to non-employee directors, the Board of Directors functions as the Compensation Committee.

Use of Outside Advisors. In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consulting firm. The Compensation Committee has retained the services of James F. Reda & Associates, LLC (“Reda & Associates”) since 2005 to assist with its review of the compensation packages and employment agreements of the Chief Executive Officer and other executive officers. In 2010, Reda & Associates worked with the Compensation Committee to assess the reasonableness of discretionary cash bonus payments to Messrs. Rosenfeld, Dharia and Schmertz based on the Company’s performance in 2009 and the reasonableness of the terms of a new employment agreement for Mr. Sinha as compared with comparable positions in the peer group listed below. Executive compensation decisions in 2010 were based on a market study provided by Reda & Associates in late 2009. Reda & Associates provides only executive compensation consulting services and works with management only at the behest of the Compensation Committee.

The Compensation Committee retains Reda & Associates directly, although in carrying out assignments, Reda & Associates also interacts with Company management, when necessary and appropriate, in order to obtain compensation and performance data for the executives and the Company. In addition, Reda & Associates may, in its discretion, seek input and feedback from management regarding its consulting work product prior to presentation to the Compensation Committee in order to confirm alignment with the Company’s business strategy and identify data questions or other similar issues, if any, prior to presentation to the Compensation Committee.

The Compensation Committee has the sole authority to retain, terminate and set the terms of the Company’s relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Compensation Structure

Pay Elements - Overview

 The Company utilizes four main components of compensation:

●	base salary
●	annual performance-based cash bonuses
●	long-term equity incentives (consisting of stock options and restricted stock); and
●	benefits and perquisites

Pay Elements - Details

Base Salary. The Company paid base salaries to each of the Named Executive Officers to provide them with fixed pay that considers the Named Executive Officer’s role and responsibilities, experience, expertise and individual performance. As more fully described in the section of this Proxy Statement captioned “Employment Arrangements,” as of December 31, 2010, the Company had employment agreements with each of the Named Executive Officers. A full description of each Named Executive Officer’s base salary is contained in the section of this Proxy Statement captioned “Employment Arrangements.” The Compensation Committee, as constituted at the time the parties entered into the employment agreements or any amendments thereof, reviewed and approved the salary established in each such agreement or amendment. The Compensation Committee considered each employee’s salary history, value in the marketplace and performance (including at the Company and previous employment).

Under the employment agreement of our Chief Executive Officer, Mr. Rosenfeld, annual base salary was fixed at $500,000 for the 2010 Fiscal Year, increased to $525,000 for the 2011 fiscal year and, on January 1, 2012, will increase to and remain at $551,250 until the agreement expires on December 31, 2012. The annual base salary of our Chief Operating Officer, Mr. Sinha, was $540,000 for 2010 Fiscal Year under an employment agreement that expired by its terms on December 31, 2010. Mr. Sinha’s current employment agreement provides for an annual base salary of $575,000 throughout the term of the agreement, which will expire on December 31, 2013. Under the employment agreement, as amended, of our Chief Financial Officer, Mr. Dharia, annual base salary for 2010 Fiscal Year was fixed at $528,304 and remains at this level until the agreement expires on December 31, 2011. The employment agreement of our Brand Director, Mr. Schmertz, provides for an annual base salary of $660,000 for 2010 Fiscal Year and subsequent years, until the agreement expires on December 31, 2012. The annual base salary of our Executive Vice President - Wholesale, Ms. Varela, was fixed at $400,000 for 2010 Fiscal Year under an employment agreement that expired by its terms on December 31, 2010. Ms. Varela’s current employment agreement provides for an annual base salary of $450,000 for the year ending December 31, 2011 and for the remainder of the term of the agreement, which will expire on December 31, 2013. Please see the section of this Proxy Statement captioned “Summary Compensation Table” and “Employment Arrangements.” Salary increases for Named Executive Officers are generally consistent with those of other management employees.

Annual Performance-based Cash Bonus - Based on Specific Performance Metrics. Annual performance-based cash bonuses for Named Executive Officers are established in their respective employment agreements. The Compensation Committee reviewed and approved the bonus provisions fixed in each such employment agreement at the time the parties entered into such agreements and any amendments thereof. Such bonus provisions generally provide for variable or discretionary bonuses designed to reward attainment of business goals.

Under the terms of his prior employment agreement, Mr. Sinha was entitled to an annual performance-based cash bonus equal to 3% of the increase in the Company’s EBIT for the latest fiscal year over the EBIT of the immediately prior fiscal year up to a maximum bonus of $1,000,000 in any fiscal year. For 2010 Fiscal Year, Mr. Sinha’s annual performance-based cash bonus was $1,000,000 based on an increase of $42,867,167 in 2010 EBIT over 2009 EBIT.

Beginning with fiscal year 2011, Mr. Sinha’s bonus will be determined by the Board of Directors or the Compensation Committee in its sole discretion.

Under the terms of her prior employment agreement, Ms. Varela was entitled to an annual performance-based cash bonus for each fiscal year in an amount equal to 2% of the increase, if any, in Wholesale Footwear Division EBIT for that year over Wholesale Footwear Division EBIT for the immediately prior year, plus 1.5% of the increase, if any, in Retail Division EBIT for that year over Retail Division EBIT for the immediately prior year. For 2010 Fiscal Year, Ms. Varela’s annual performance-based cash bonus was $540,965, reflecting 2% of $19,002,550, the increase in 2010 Wholesale Footwear Division EBIT over that of 2009, plus 1.5% of $10,727,587, the increase of 2010 Retail Division EBIT over that of 2009.

Under Ms. Varela’s current employment agreement, commencing with fiscal year 2011, she is entitled to an annual performance-based cash bonus equal to 2% of the increase, if any, in Wholesale Division EBIT for that year over Wholesale Division EBIT for the immediately prior year, excluding from such bonus calculation EBIT attributable to any business acquired after January 31, 2011 until the acquired business has been owned by the Company for two full calendar years.

Annual Performance-based Cash Bonus - Not Based on Specific Performance Metrics. The decision to pay cash bonuses to Messrs. Rosenfeld, Dharia and Schmertz for the 2010 Fiscal Year and the amount of each such Named Executive Officer’s bonus was determined wholly at the discretion of the Compensation Committee. The Compensation Committee evaluated a variety of indicators of the Company’s overall financial performance, including revenue growth and profitability, and assessed and made subjective judgments as to each of these executive’s individual contribution towards the Company’s performance in 2010 Fiscal Year in determining whether to pay cash bonuses to these executives and establishing the amount to be paid. With respect to the determination to award bonuses to Messrs. Dharia and Schmertz, the Compensation Committee also considered the recommendations of the Chief Executive Officer, Mr. Rosenfeld. The Company paid cash bonuses of $100,000, $50,000 and $350,000, respectively, to Messrs. Rosenfeld, Dharia, and Schmertz for the 2010 Fiscal Year.

Long-term Equity Incentives. Management and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of the executive officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. Beginning in 2006, the Compensation Committee modified its prior practice of granting equity incentives solely in the form of stock options with periodic awards of restricted stock in order to grant awards that contain both substantial incentive and retention characteristics. These awards are designed to provide emphasis on preserving stockholder value generated in recent years while providing significant incentives for continuing growth in stockholder value.

With respect to the 2010 Fiscal Year, Ms. Varela received a stock option for 37,500 shares of Common Stock at an exercise price of $32.64 (the number of shares and exercise price indicated having been adjusted for an April 30, 2010 three-for-two stock split effected as a stock dividend), which vests in five equal annual installments. Mr. Sinha received a restricted stock award of 35,000 shares of Common Stock, which vests in three equal annual installments. Mr. Dharia received a restricted stock award of 12,000 shares of Common Stock (the number of shares indicated having been adjusted for an April 30, 2010 three-for-two stock split effected as a stock dividend), which vests in five equal annual installments. The grants to Ms. Varela and Mr. Sinha were made under their employment agreements, the terms of which were approved by the Compensation Committee. The grant to Mr. Dharia was also approved by the Compensation Committee. All of the equity awards in the 2010 Fiscal Year were made under the 2006 Plan. The Committee intends to continue to review the equity mix to achieve the ideal incentive for both performance and retention. With respect to stock options, the 2006 Plan provides that the exercise price shall be the closing market price per share of the Company’s Common Stock on the business day immediately preceding the grant date, which is fair market value for purposes of the 2006 Plan.

Other Benefits and Perquisites. The Company’s executive compensation program also includes other benefits and perquisites. These benefits and perquisites include annual matching contributions to executive officers’ 401(k) plan accounts, company-paid medical benefits, automobile allowances and leased automobiles, and life insurance coverage. The Compensation Committee annually reviews these other benefits and perquisites and makes adjustments as warranted based on competitive practices, the Company’s performance and the individual’s responsibilities and performance. The Compensation Committee has approved these other benefits and perquisites as a reasonable component of the Company’s executive officer compensation program. Please see the section of this Proxy Statement captioned “Summary Compensation Table and, specifically, the column entitled “All Other Compensation” and the corresponding footnotes.

Pay Mix

The Company utilizes the particular elements of compensation described above because the Company believes that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation, which produces short-term and long-term performance incentives and rewards. By following this approach, the Company provides the executives a measure of security in the minimum expected level of compensation, while motivating the executives to focus on business metrics and other variables within their particular sector which will increase sales and margins and at the same time lower costs so as to produce a high level of short-term and long-term performance for the Company and long-term wealth creation for the executives, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for the annual performance bonuses and the Company’s long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term stock performance.

For the Named Executive Officers, the mix of compensation is weighted heavily toward at-risk pay (annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for the Company’s executives, which is aligned with the Company’s stated compensation philosophy of providing compensation commensurate with performance.

Pay Levels and Benchmarking

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the Named Executive Officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

The Compensation Committee assesses “competitive market” compensation using a number of sources. The primary data source used in setting competitive market levels for the Named Executive Officers is the information publicly disclosed by a peer group of the Company, which will be reviewed annually and may change from year to year. For 2010 Fiscal Year, executive compensation and compensation design was reviewed in relation to the following peer companies:

American Apparel Inc.	Perry Ellis International, Inc.	Movado Group, Inc.
Bebe Stores, Inc.	G-III Apparel Group, Ltd.	Rocky Brands, Inc.
Brown Shoe Co. Inc.	Genesco, Inc.	Skechers U.S.A. Inc.
Kenneth Cole Productions Inc.	Guess, Inc.	Timberland Co.
Collective Brands, Inc.	Iconix Brand Group, Inc.	Under Armour, Inc.
Crocs, Inc.	The Jones Group Inc.	Volcom, Inc.
Deckers Outdoor Corp.	K-Swiss, Inc.	Weyco Group, Inc.
Delta Apparel, Inc.	Maidenform Brands, Inc.	Wolverine Worldwide

After consideration of the data collected on external competitive levels of compensation and internal needs, the Compensation Committee makes decisions regarding the Named Executive Officer’s target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team. Relative to the competitive market data, the Compensation Committee generally intends that the base salary and target annual incentive compensation for each Named Executive Officer will be at the median of the competitive market.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls, with the exception of any such payouts that are to be made pursuant to contractual commitments, such as the bonuses that may be paid to Ms. Varela, which are tied to the Company’s EBIT for the preceding year pursuant to her employment agreement. Similarly, the Compensation Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including, but not limited to, superior asset management, investment or strategic accomplishments and/or consummation of acquisitions, divestitures, capital improvements to existing properties, or sales made by certain of the Company’s divisions.

Risk Assessment

Bonus payments to executives are based either on the discretion of the Compensation Committee or are tied to growth in EBIT. Long-term incentives have been granted in the form of stock options and time-vested restricted stock that generally vest over four or five years. These programs have been in place for several years and have proved effective in rewarding performance while not encouraging inappropriate risk-taking.

The Compensation Committee undertook to review and evaluate all of our executive and company-wide compensation plans and programs to assess whether any aspect of these plans and programs would encourage inappropriate risk-taking by the Company’s executives and non-executive employees that could have a material adverse effect on the Company and to confirm that the Company has adequate risk management controls in place to ensure that executive and company-wide compensation is reasonable and achieves its intended incentive without creating unacceptable risk. Based on such review and evaluation, the Compensation Committee believes there is no material adverse risk to the Company that is related to our compensation programs for executives and non-executives.

This review and evaluation of our compensation plans and programs risks consisted of:

●	identifying those business risks that could be material to the Company and identifying our existing risk management system;

●	reviewing and analyzing our compensation plans and programs to identify plan and program features that could potentially encourage or introduce excessive or imprudent risk taking of a material nature;

●	identifying the business risks that our compensation plan and program features could potentially encourage or create;

●	balancing these business risks against our existing internal control systems designed to manage and mitigate these business risks; and

●	analyzing whether the unmitigated risks, as a whole, are reasonably likely to have a material adverse effect on the Company.

Various persons were consulted during the course of the assessment, including our executive officers and senior members of our human resources department. The Compensation Committee engaged Reda & Associates to review our executive and company-wide compensation plans and programs and provide advice regarding appropriate levels of incentive. This included an early 2010 market review of pay mix and the ratio of long-term incentives to short-term incentives.

The Compensation Committee noted several features of our compensation structure that mitigate risk, including, for example:

●
the Company utilizes a pay mix that is well balanced between short-term financial performance and long-term stock performance, comprised of secure compensation in the form of base salary, short-term incentives in the form of potential for cash bonuses, and long-term incentives in the form of stock options and time-vested restricted stock that generally vest over four or five years;

●	in most instances, management or the Compensation Committee retains the discretion to decrease all forms of incentive compensation based on significant individual or Company performance shortfalls;

●	we periodically benchmark our compensation plans and programs and target executive and non-executive compensation within the normal limits of the competitive market; and

●
the Compensation Committee provides oversight of the Company’s compensation plans and programs and compensation philosophy, makes recommendations to the Board with respect to improvements to our compensation plans and programs, and is responsible for reviewing and approving executive compensation and administering and awarding incentive, deferred and equity compensation to our senior executives.

In light of the assessment described above, it was concluded that the risks associated with our compensation plans and programs (executive and company-wide) are not reasonably likely to have a material adverse effect on the Company.

Implications of Tax and Accounting Matters

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company. While the Compensation Committee reviews and considers both the accounting and tax effects of various components of compensation, these effects are not a significant factor in the Compensation Committee’s allocation of compensation among the different components.

In general, the Company believes that compensation paid to executive officers should be deductible for U.S. tax purposes. In certain instances, however, the Compensation Committee also believes that it is in the Company’s best interests, and that of its stockholders, to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) of the Code in order to provide a compensation package consistent with the Company’s objectives.

As more fully described below under the heading “Termination, Change-in-Control and Non-Competition/Non-Solicitation,” all of the executive officers of the Company whose names appear in the Summary Compensation Table contained in this Proxy Statement are entitled to receive certain compensation in the event of a termination of employment in connection with a change-in-control event for the Company, which payments may trigger the application of the “golden parachute” provisions of Sections 280G and 4999 of the Code. Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change-in-control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual receiving the excess parachute payment. Excess parachute payments are golden parachute payments that exceed an amount determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements of our Named Executive Officers, our Compensation Committee considers all elements of the cost to our Company of providing such compensation including the potential impact of Sections 280G and 4999 which, under certain circumstances, may limit the deductibility to the Company of executive compensation. However, our Compensation Committee may determine, in its judgment, to authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.

Conclusion

The level and mix of compensation that is finally decided upon is considered within the context of both the objective data from the Company’s competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages for the Named Executive Officers is within the competitive range of practices when compared to the objective comparative data even where subjective factors have influenced the compensation decisions.

Compensation Committee Interlocks and Insider Participation

During the 2010 Fiscal Year, the following directors served on the Compensation Committee: Peter Migliorini (Chairman) and Thomas H. Schwartz. During the 2010 Fiscal Year:

●	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

●	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

●
none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

●	none of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

●
none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

Executive Officers

The following table identifies the executive officers and certain significant employees of the Company, and their ages and positions:

Name	Age	Position

Edward R. Rosenfeld	35	Chairman of the Board and Chief Executive Officer

Arvind Dharia	61	Chief Financial Officer and Secretary

Awadhesh Sinha	65	Chief Operating Officer

Robert Schmertz	47	Brand Director

Amelia Newton Varela	39	Executive Vice President of Wholesale

Arvind Dharia has been the Chief Financial Officer of the Company since October 1992 and was a director of the Company from December 1993 through May 2004. Mr. Dharia has been Secretary of the Company since 1993. From December 1988 until joining the Company in September 1992, Mr. Dharia was Assistant Controller of Millennium III Real Estate Corp., a real estate management company.

Awadhesh Sinha became the Chief Operating Officer of the Company in July 2005. Mr. Sinha was a director of the Company, from October 2002 to July 2005, before joining the Company as its Chief Operating Officer. Mr. Sinha was the Chief Operating Officer and Chief Financial Officer of WEAR ME Apparel Inc., a company that designs, manufactures and markets branded and non-branded children’s clothing, from 2003 to July 2005. Prior to that, Mr. Sinha worked for Salant Corporation, a company that designs, manufactures and markets men’s clothing, for 22 years, and held the position of Chief Operating Officer and Chief Financial Officer of Salant Corporation from 1998 to 2003.

Robert Schmertz has been the Brand Director since January 2006. Mr. Schmertz served as President of Steve Madden Women’s Wholesale Division and Brand Manager from September 2001 through January 2006. Additionally, Mr. Schmertz served as President of Shoe Biz, Inc., formerly a wholly owned subsidiary of Steven Madden Retail, Inc., from May 1998 through August 2001. Before joining the Company, Mr. Schmertz was President of Daniel Scott Inc. from November 1995 to May 1998. Previously, Mr. Schmertz was the East Coast Sales Manager for Impo International from January 1993 through November 1995. From April 1990 to December 1992, Mr. Schmertz served as a sales representative for Espirit de Corp. based in San Francisco, California.

Amelia Newton Varela has been Executive Vice President of Wholesale since April 2008. Ms. Varela was Executive Vice President of Wholesale Sales from November 2004 to April 2008. Previously, she was Vice President of Sales for Steve Madden Women’s Wholesale Division from January 2000. Prior to that, she was Account Executive for Steve Madden Women’s Wholesale Division from 1998. Before joining the Company, Ms. Varela was the sales assistant to the Executive Vice President of Sales for Merrin Financial. She graduated from The Fashion Institute of Technology in 1995.

Please see the section of this Proxy Statement captioned “Proposal One: Election of Directors -- Biographical Summaries of Nominees for the Board of Directors” for information concerning the Company’s Chairman of the Board and Chief Executive Officer, Edward R. Rosenfeld, and the Company’s other directors.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned for all services rendered to the Company in all capacities in the 2010, 2009 and 2008 fiscal years, respectively, by the Company’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer, who were serving at the end of 2010, 2009 and 2008, respectively. In this Proxy Statement, the Company refers to this group of people as the Company’s “Named Executive Officers.”
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total Compensation ($)

Edward R. Rosenfeld	2010	500,000	100,000	0	0	0		22,350	(2)	622,350
Chief Executive Officer	2009	400,000	100,000	1,977,000	742,218	0		5,885	(3)	3,225,103
	2008	366,250	75,000	0	233,200	0		5,083	(4)	679,533

Arvind Dharia	2010	528,304	50,000	364,240	0	0		94,415	(5)	1,036,959
Chief Financial Officer	2009	479,573	50,000	0	296,887	0		97,782	(6)	924,242
	2008	457,406	50,000	0	0	0		102,891	(7)	610,297

Awadhesh Sinha	2010	539,963	175,500	1,621,550	0	1,000,000	(8)	17,584	(9)	3,354,597
Chief Operating Officer	2009	540,000	0	0	0	899,176	(8)	20,994	(10)	1,460,170
	2008	526,612	0	0	439,143	0		369,220	(11)	1,334,975

Robert Schmertz	2010	660,000	350,000	0	0	0		22,350	(12)	1,032,350
Brand Director	2009	600,000	400,000	0	1,337,514	0		22,750	(13)	2,360,264
	2008	600,000	250,000	0	0	0		22,452	(14)	872,452

Amelia Newton Varela	2010	400,000	200,000	0	500,159	540,965	(15)	22,350	(16)	1,663,474
Executive Vice President	2009	400,000	0	0	556,664	421,224	(15)	22,750	(17)	1,400,638
Of Wholesale	2008	349,038	250,000	0	351,278	0		22,750	(17)	973,066

(1) The amounts in this column reflect the aggregate grant date fair value of awards granted during the applicable year for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008, respectively, calculated in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Notes I or G to the Company’s audited financial statements for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011, March 12, 2010 and March 12, 2009, respectively.

(2) Includes the following: $15,000 automobile allowance and $7,350 in annual matching contributions to Mr. Rosenfeld’s 401(k) plan account.

(3) Includes the following: $1,731 automobile allowance and $4,154 in annual matching contributions to Mr. Rosenfeld’s 401(k) plan account.

(4) Includes the following: $2,020 automobile allowance and $3,063 in annual matching contributions to Mr. Rosenfeld’s 401(k) plan account.

(5) Includes the following: $6,738 automobile allowance, $80,327 life insurance premiums and $7,350 in annual matching contributions to Mr. Dharia’s 401(k) plan account.

(6) Includes the following: $6,136 automobile allowance, $80,202 life insurance premiums and $11,444 in annual matching contributions to Mr. Dharia’s 401(k) plan account.

(7) Includes the following: $9,226 automobile allowance, $83,331 life insurance premiums and $10,334 in annual matching contributions to Mr. Dharia’s 401(k) plan account.

(8) Represents a non-equity incentive payment made pursuant to a bonus formula in Mr. Sinha’s employment agreement. See “Employment Arrangements.”

(9) Includes the following: $10,108 automobile allowance and $7,476 in annual matching contributions to Mr. Sinha’s 401(k) plan account.

(10) Includes the following: $10,411 automobile allowance and $10,583 in annual matching contributions to Mr. Sinha’s 401(k) plan account.

(11) Includes the following: $8,115 automobile allowance, $351,688 for deferred compensation and $9,417 in annual matching contributions to Mr. Sinha’s 401(k) plan account.

(12) Includes the following: $15,000 automobile allowance and $7,350 in annual matching contributions to Mr. Schmertz’s 401(k) plan account.

(13) Includes the following: $15,000 automobile allowance and $7,750 in annual matching contributions to Mr. Schmertz’s 401(k) plan account.

(14) Includes the following: $15,000 automobile allowance and $7,452 in annual matching contributions to Mr. Schmertz’s 401(k) plan account.

(15) Represents a non-equity incentive payment made pursuant to a bonus formula in Ms. Varela’s employment agreement. See “Employment Arrangements.

(16) Includes the following: $15,000 automobile allowance and $7,350 in annual matching contributions to Ms. Varela’s 401(k) plan account.

(17) Includes the following: $15,000 automobile allowance and $7,750 in annual matching contributions to Ms. Varela’s 401(k) plan account.

Employment Arrangements

Edward R. Rosenfeld. In April 2008 (effective in March 2008), the Company entered into an employment agreement with Edward R. Rosenfeld pursuant to which Mr. Rosenfeld agreed to serve as interim Chief Executive Officer of the Company for a term expiring on December 31, 2009. Effective August 8, 2008, the Company appointed Mr. Rosenfeld to serve as Chief Executive Officer and executive Chairman of the Board. The terms of Mr. Rosenfeld’s employment agreement remained unchanged. Under the employment agreement, the Company agreed to pay Mr. Rosenfeld an annual base salary of $400,000 and such additional compensation and annual bonus as may be determined from time to time by the Board of Directors in its sole discretion. In addition, pursuant to the employment agreement, Mr. Rosenfeld received, as additional compensation, an option to purchase 60,000 shares of Common Stock at an exercise price of $12.11, exercisable to the extent of 12,000 shares on each of March 24, 2009, March 24, 2010, March 24, 2011, March 24, 2012 and March 24, 2013, said option to remain exercisable for seven years from the effective date of the agreement (the number of shares and exercise price indicated having been adjusted for an April 30, 2010 three-for-two stock split effected as a stock dividend).

In November 2009, the Company entered into a new employment agreement with Mr. Rosenfeld to replace the prior employment agreement, which expired by its terms on December 31, 2009. Pursuant to his new employment agreement, Mr. Rosenfeld will continue to serve as Chief Executive Officer of the Company for a term commencing on November 6, 2009 and expiring on December 31, 2012, unless sooner terminated in accordance with the terms of the agreement. Mr. Rosenfeld will continue to serve as the executive Chairman of the Board of Directors of the Company. His base salary during the 2009 Fiscal Year remained $400,000 and, on January 1, 2010, increased to $500,000 for 2010 Fiscal Year. Mr. Rosenfeld’s annual base salary increased to $525,000 for the year ending December 31, 2011 and, on January 1, 2012, will increase to and remain at $551,250 until the agreement expires on December 31, 2012. Mr. Rosenfeld receives a monthly automobile allowance of $1,250. In addition, Mr. Rosenfeld’s new employment agreement provides for a grant of 75,000 shares of the Company’s Common Stock, subject to certain restrictions (the number of shares indicated having been adjusted for an April 30, 2010 three-for-two stock split effected as a stock dividend). These restricted shares of Common Stock were issued to Mr. Rosenfeld on November 10, 2009 under the 2006 Plan. The restricted Common Stock will vest in five equal annual installments of 15,000 shares commencing on the first anniversary of the date of the award. Mr. Rosenfeld’s new employment agreement provides that additional compensation and bonuses, if any, will be paid to him at the absolute discretion of the Board of Directors.

In the event of his death, Mr. Rosenfeld’s employment agreement provides for the payment to his estate of his base salary for the 12-month period immediately subsequent to the date of Mr. Rosenfeld’s death. The agreement also provides that if Mr. Rosenfeld’s employment agreement is terminated due to his “total disability” (as defined in the agreement), Mr. Rosenfeld will receive payment of his base salary for the 12-month period immediately subsequent to the date he is determined to be totally disabled. Mr. Rosenfeld’s new employment agreement allows the Company to terminate his employment with “cause” (as defined in the employment agreement) or without cause. In the event that Mr. Rosenfeld’s employment is terminated by the Company for cause, the Company will have no further obligations to Mr. Rosenfeld, and Mr. Rosenfeld will be entitled to no further compensation from the Company, except for pro-rata amounts due to him on the date of his termination. In the event that Mr. Rosenfeld’s employment is terminated by the Company without cause or by Mr. Rosenfeld’s resignation for “good reason” (as defined in the employment agreement), Mr. Rosenfeld will be entitled to receive payment of his annual base salary, payable at regular payroll intervals, from the date of termination of employment through the longer of the remainder of the term of the agreement or six months.

In addition, if Mr. Rosenfeld’s employment is terminated by the Company without cause or by the resignation of Mr. Rosenfeld for good reason during the period commencing 90 days prior to a “change of control” (as defined in the employment agreement) transaction and ending 180 days following a change of control transaction, Mr. Rosenfeld will receive an amount equal to three times the average amount of total W-2 compensation actually received by him during the preceding three calendar years ending on the last previous December 31, except that in lieu of the actual base salary component received during such period, there shall be substituted the annual base salary to which Mr. Rosenfeld was entitled as of the date of termination or resignation (the “Change of Control Payment”). However, if the Change of Control Payment (or a portion thereof) is determined to constitute an “excess parachute payment” under Sections 280G and 4999 of the Code, Mr. Rosenfeld shall be paid either (i) the Change of Control Payment (which shall be subject to all applicable taxes to be paid by the executive including the excise tax payable pursuant to Section 4999 and which shall be limited as to deductibility to the Company) or (ii) a reduced amount, calculated in accordance with Section 280G, that may be paid to the executive without the imposition of an excise tax under Section 4999 and which shall be fully deductible to the Company, whichever payment yields the greater after-tax benefit to the executive.

Arvind Dharia. In January 1998, the Company entered into an employment agreement with Arvind Dharia, which has been amended from time to time, most recently on October 7, 2009, pursuant to which Mr. Dharia agreed to serve as the Company’s Chief Financial Officer. The term of Mr. Dharia’s employment under his agreement, as amended, commenced on January 1, 1998 and ends on December 31, 2011. The term will be automatically extended for an additional one-year period unless either party timely notifies the other of its intention not to extend the term. Pursuant to the amended agreement, Mr. Dharia received a base salary of $457,406 and $479,573 during fiscal years 2008 and 2009, respectively. Commencing January 1, 2010, Mr. Dharia’s annual base salary increased to $528,304. Mr. Dharia receives a monthly automobile allowance of $1,200. In addition, the agreement provides that Mr. Dharia receive an annual bonus in such amount, if any, and at such time or times, as the Board of Directors may determine in its absolute discretion. Subject to availability of shares under the 2006 Plan, or any other plan designated by the Board of Directors and approved by the Company’s stockholders, Mr. Dharia is entitled to awards under such plan as may be determined by the Board of Directors, or a committee thereof, from time to time in its absolute discretion.

The agreement provides, in the event of Mr. Dharia’s death, for the payment to Mr. Dharia’s estate of his base salary for the 12-month period immediately subsequent to the date of Mr. Dharia’s death. The agreement also provides that if Mr. Dharia’s employment agreement is terminated due to his “total disability” (as defined in the agreement), Mr. Dharia will receive payment of his base salary for the 12-month period immediately subsequent to the date he is determined to be totally disabled. In the event Mr. Dharia’s employment agreement is terminated “for cause” (as defined in the agreement), the Company is obligated to pay Mr. Dharia the amount of compensation that is accrued and unpaid through the date of termination. In the event Mr. Dharia’s employment agreement is terminated for any reason (other than “for cause” or due to his death or total disability), the Company is obligated to pay Mr. Dharia, in two installments, (a) an amount equal to the product of (x) his base salary on the effective date of such termination plus the bonus paid or payable, if any, for the fiscal year ended on the December 31st immediately preceding the termination date, multiplied by (y) the number of years (and fraction of years) remaining in the term; and (b) the amount payable to him, or on his account, for what would have been the balance of the term of his employment agreement with respect to certain benefits and plans as set forth in his employment agreement. If the Company decides not to renew the agreement (other than “for cause” or due to his total disability), then Mr. Dharia will be entitled to receive severance compensation in cash in an amount equal to his then-current base salary for the 90-day period commencing on the expiration of the term.

In addition, in the event that there is a “change of control” transaction and Mr. Dharia’s employment has been terminated by the Company other than “for cause” or if Mr. Dharia resigns “for good reason” (as such terms are defined in the agreement), Mr. Dharia will receive an amount equal to three times the total compensation he was entitled to receive under the agreement for the preceding 12-month period ending on the last previous December 31, except that in lieu of the actual base salary component received during such period, there shall be substituted the annual base salary to which Mr. Dharia was entitled to as of the date of termination or resignation (the “Change of Control Payment”). However, if the Change of Control Payment (or a portion thereof) is determined to constitute an “excess parachute payment” under Sections 280G and 4999 of the Code, Mr. Dharia will be paid either (i) the Change of Control Payment (which shall be subject to all applicable taxes to be paid by the executive including the excise tax payable pursuant to Section 4999 and which shall be limited as to deductibility to the Company) or (ii) a reduced amount, calculated in accordance with Section 280G, that may be paid to the executive without the imposition of an excise tax under Section 4999 and which shall be fully deductible to the Company, whichever payment yields the greater after-tax benefit to the executive.

Awadhesh Sinha. In June 2005, the Company entered into an employment agreement with Awadhesh Sinha, pursuant to which Mr. Sinha agreed to serve as the Company’s Chief Operating Officer. Mr. Sinha’s employment agreement was amended in November 2007 and in October 2008. The agreement, as amended, provided Mr. Sinha an annual salary of $540,000 (which is equal to the base salary amount payable to Mr. Sinha pursuant to the original employment agreement at the time of the October 2008 amendment). Upon entering into the agreement in 2005, Mr. Sinha received a signing bonus of $100,000. In addition, with respect to the fiscal year ended December 31, 2005, Mr. Sinha was entitled to an annual bonus equal to the greater of (i) $50,000, and (ii) 3% of the increase in the Company’s EBIT for such fiscal year over the EBIT of the immediately prior fiscal year; with respect to each of the Company’s remaining fiscal years through the 2008 fiscal year, Mr. Sinha was entitled to an annual bonus equal to 3% of the increase in the Company’s EBIT for such fiscal year over the EBIT of the immediately prior fiscal year. In respect of each of the Company’s 2009 and 2010 fiscal years, Mr. Sinha was eligible to receive a cash bonus under the Company’s 2006 Plan equal to 3% of the increase in the Company’s EBIT for such fiscal year over the EBIT of the immediately prior fiscal year up to a maximum bonus of $1,000,000 in any fiscal year. Mr. Sinha received a cash bonus of $1,000,000 and $899,176 for 2010 EBIT performance and 2009 EBIT performance, respectively.

In addition, Mr. Sinha’s employment agreement, as amended, provided for certain deferred compensation with respect to 2008, 2009 and 2010. For the period commencing July 1, 2008 and ending December 31, 2008, the agreement, as amended, provided for a mandatory deferral of additional cash compensation in an amount equal to 25% of Mr. Sinha’s annual base salary, and the Company agreed to pay to Mr. Sinha such additional cash compensation provided that Mr. Sinha remained in the employ of the Company on December 31, 2010. For the period commencing January 1, 2009 and ending December 31, 2009, the agreement, as amended, provided for a mandatory deferral of additional cash compensation in an amount equal to 12.5% of Mr. Sinha’s annual base salary, and the Company agreed to pay to Mr. Sinha such additional cash compensation provided that Mr. Sinha remains in the employ of the Company on December 31, 2010. For the period commencing January 1, 2010 and ending December 31, 2010, the agreement, as amended, provided for a mandatory deferral of additional cash compensation in an amount equal to 7.5% of Mr. Sinha’s annual base salary, and the Company agreed to pay to Mr. Sinha such additional cash compensation provided that Mr. Sinha remains in the employ of the Company on December 31, 2010. Mr. Sinha received a total of $175,500, in cash, with respect to the deferred additional cash compensation for the 2008, 2009 and 2010 fiscal years subsequent to the end of the 2010 Fiscal Year.

On December 1, 2010, the Company entered into a new employment agreement with Mr. Sinha to replace the prior employment agreement, which was to expire by its terms on December 31, 2010. Pursuant to the new employment agreement, Mr. Sinha continues to serve as Chief Operating Officer of the Company for a term commencing on January 1, 2011 and expiring on December 31, 2013, unless sooner terminated in accordance with the terms of the agreement. Mr. Sinha’s annual base salary is $575,000 for the fiscal year 2011 and for the remainder of the term of the agreement. Mr. Sinha receives a monthly automobile allowance of $1,750 and the Company will pay term life insurance premiums on his behalf of approximately $3,500 per year. In addition, Mr. Sinha’s new employment agreement provides for a grant of 35,000 shares of the Company’s Common Stock, subject to certain restrictions. These restricted shares of Common Stock were issued to Mr. Sinha on December 1, 2010 under the 2006 Plan. The restricted Common Stock will vest in three annual installments of 11,666 shares on the first anniversary of the grant date and as to 11,667 shares on each of the second and third anniversary of the grant date. Mr. Sinha’s new employment agreement provides that additional compensation and bonuses, if any, will be paid to him at the absolute discretion of the Board of Directors. Bonuses and other incentive-based compensation paid to Mr. Sinha are subject to recovery by the Company in the event of a determination that such compensation was based upon materially inaccurate financial statements.

In the event of his death, Mr. Sinha’s employment agreement provides for the payment to Mr. Sinha’s estate of his base salary for the 12-month period immediately subsequent to the date of Mr. Sinha’s death. In the event Mr. Sinha’s employment agreement is terminated due to Mr. Sinha’s “total disability” or “for cause” (as such terms are defined in the agreement), or due to Mr. Sinha’s resignation without “good reason” (as such term is defined in the agreement), the Company is obligated to pay Mr. Sinha the amount of compensation that is accrued and unpaid through the date of termination. In addition, in the event of Mr. Sinha’s total disability, the Company is obligated to continue to pay Mr. Sinha’s base salary for the 12-month period immediately subsequent to the date of determination of such total disability. In the event Mr. Sinha’s employment agreement is terminated by the Company without cause or by the resignation of Mr. Sinha for good reason, Mr. Sinha would be entitled to receive payment of his annual base salary, payable at regular payroll intervals, from the date of termination of employment through the longer of (i) the remainder of the term or (ii) six months.

In addition, if Mr. Sinha’s employment is terminated by the Company without cause or if Mr. Sinha resigns for good reason during the period commencing 120 days prior to a “change of control” (as defined in the agreement) and ending 180 days after a change of control, Mr. Sinha would be entitled to receive an amount equal to three times the total W-2 compensation actually received by him during the preceding twelve-month period ending on the last previous December 31st, except that, in lieu of the actual base salary compensation received, the annual base salary to which Mr. Sinha was entitled as of the date of such termination or resignation of employment shall be substituted (the “Change of Control Payment”). However, if the Change of Control Payment (or a portion thereof) is determined to constitute an “excess parachute payment” under Sections 280G and 4999 of the Code, Mr. Sinha will be paid either (i) the Change of Control Payment (which shall be subject to all applicable taxes to be paid by the executive including the excise tax payable pursuant to Section 4999 and which shall be limited as to deductibility to the Company) or (ii) a reduced amount, calculated in accordance with Section 280G, that may be paid to the executive without the imposition of an excise tax under Section 4999 and which shall be fully deductible to the Company, whichever payment yields the greater after-tax benefit to the executive.

Robert Schmertz. In April 2002, the Company entered into an employment agreement with Robert Schmertz pursuant to which Mr. Schmertz agreed to serve as President of Steve Madden Wholesale Women’s Division and Brand Manager for the Company. The term of the agreement commenced on April 1, 2002 and was extended in March 2005 and again in March 2007. Mr. Schmertz received a signing bonus of $500,000 upon the execution of the March 2007 extension and 150,000 shares of restricted Common Stock, which vests in equal parts on each of the first five anniversaries of February 27, 2007, pursuant to the 2006 Plan (the number of shares indicated having been adjusted for an April 30, 2010 three-for-two stock split effected as a stock dividend). The Company agreed to pay Mr. Schmertz an annual salary of $600,000.

In October 2009, the Company entered into a new employment agreement with Mr. Schmertz to replace the prior employment agreement, which was to expire by its terms on December 31, 2009. Pursuant to the new employment agreement, Mr. Schmertz will continue to serve as Brand Director of the Company for a term commencing on October 7, 2009 and expiring on December 31, 2012, unless sooner terminated in accordance with the terms of the agreement. Mr. Schmertz’s annual base salary during the period from October 7, 2009 through December 31, 2009 remained $600,000. His annual base salary was increased to $660,000 commencing on January 1, 2010 for the duration of the term. Mr. Schmertz receives a monthly automobile allowance of $1,250. Pursuant to the new employment agreement, Mr. Schmertz received a fiscal year 2009 performance bonus of $300,000 (minus withholding taxes), $200,000 of which was paid to him in October 2009 and the remaining $100,000 of which was paid to him in March 2010. The new employment agreement provides that Mr. Schmertz may receive additional bonuses, if any, at the absolute discretion of the Board of Directors. In addition, pursuant to the new employment agreement, Mr. Schmertz received an option to purchase 75,000 shares of Common Stock, pursuant to the terms of the 2006 Plan, at an exercise price of $24.73 per share. The option vests in equal annual installments of 15,000 shares over a five-year period on each anniversary of the date of the grant commencing on October 8, 2010 and remains exercisable until October 8, 2016.

In the event of Mr. Schmertz’s death, the employment agreement provides for the payment to his estate of his base salary for the 12-month period immediately subsequent to the date of Mr. Schmertz’s death. The agreement also provides that if Mr. Schmertz’s employment agreement is terminated due to his “total disability” (as defined in the agreement), Mr. Schmertz will receive payment of his base salary for the 12-month period immediately subsequent to the date he is determined to be totally disabled. The Company may terminate the employment agreement for “cause” (as defined in the employment agreement), in which event Mr. Schmertz would be entitled to receive only his accrued and unpaid base salary through the date of termination. In the event that Mr. Schmertz’s employment is terminated by the Company without cause, he would be entitled to receive payment of his annual base salary, payable at regular payroll intervals, from the date of termination through the remainder of the term. In addition, if Mr. Schmertz’s employment is terminated by the Company without cause during the period commencing 30 days prior to a “change of control” (as defined in the employment agreement) transaction and ending 180 days after a change of control transaction, he would be entitled to receive an amount equal to the lesser of (i) the average amount of total compensation actually received by him during the preceding three calendar years multiplied by 3 and (ii) the maximum amount that is tax deductible to the Company under Section 280G of the Code, such amount to be in lieu of and not in addition to any other payments to which Mr. Schmertz would be entitled in the event of the termination of his employment.

Amelia Newton Varela. In October 2004, the Company entered into an employment agreement with Amelia Newton Varela, pursuant to which Ms. Varela agreed to serve as Executive Vice President of Wholesale Sales. In April 2008, the Company entered into a new employment agreement with Ms. Varela, pursuant to which Ms. Varela agreed to serve as Executive Vice President of Wholesale and Retail for a term commencing on April 29, 2008 and ending on December 31, 2010. Pursuant to the employment agreement, on April 29, 2008, Ms. Varela was granted an option to purchase 75,000 shares of the Company’s Common Stock at an exercise price of $12.88 per share (the number of shares and exercise price indicated having been adjusted for an April 30, 2010 three-for-two stock split effected as a stock dividend). The option is exercisable until April 29, 2015 to the extent of 15,000 shares on each of April 29, 2009, April 29, 2010, April 29, 2011, April 29, 2012 and April 29, 2013. Further, pursuant to the employment agreement, Ms. Varela was granted an option to purchase 37,500 shares of Common Stock of the Company at an exercise price of $12.52 per share on April 1, 2009 and an option to purchase 37,500 shares of Common Stock of the Company at an exercise price of $32.64 per share on April 1, 2010 (the number of shares and exercise prices indicated having been adjusted for an April 30, 2010 three-for-two stock split effected as a stock dividend). Such options shall vest 20% each year for five years, commencing on the first anniversary date of the grant of the options, have a term of seven years and have an exercise price equal to the market price on the grant date. Under Ms. Varela’s 2008 employment agreement, her annual base salary was $350,000 for 2008 and $400,000 for 2009 and 2010. Under the terms of the agreement, the Company agreed to pay Ms. Varela an annual bonus for each of 2008, 2009 and 2010 in an amount equal to 2% of the increase, if any, in Wholesale Footwear Division EBIT for that year over Wholesale Footwear Division EBIT for the immediately prior year, plus 1.5% of the increase, if any, in Retail Division EBIT for that year over Retail Division EBIT for the immediately prior year. Ms. Varela received a cash bonus of $540.965 and $421,224 for 2010 EBIT performance and 2009 EBIT performance, respectively. In addition, under her employment agreement, Ms. Varela would be entitled to a cash bonus of $200,000 if still employed by the Company on December 31, 2010, which bonus was paid to Ms. Varela subsequent to the end of the 2010 Fiscal Year.

On January 31, 2011, the Company entered into a new employment agreement with Ms. Varela to replace the prior employment agreement, which expired by its terms on December 31, 2010. Pursuant to her new employment agreement, Ms. Varela will serve as the Executive Vice President - Wholesale for a term commencing January 1, 2011 and expiring on December 31, 2013, unless sooner terminated in accordance with the terms of the agreement. Ms. Varela will receive an annual base salary during the term of $450,000 and a monthly automobile allowance of $1,250. In addition, pursuant to her new employment agreement, on February 1, 2011, Ms. Varela was granted an option to purchase 100,000 shares of the Company’s Common Stock under the 2006 Plan, at an exercise price of $38.17 per share, which option becomes exercisable in four equal annual installments of 25,000 on each anniversary of the date of grant, commencing on February 1, 2012. In addition, Ms. Varela is entitled to an annual performance-based cash bonus for each of the fiscal years ended December 31, 2011, 2012 and 2013 in an amount equal to 2% of the increase, if any, in the Wholesale Division EBIT for each such year over the Wholesale Division EBIT for the immediately preceding year. Wholesale Division EBIT attributable to any business acquired by the Company after January 31, 2011 will not be included for the purpose of determining Ms. Varela’s bonus until the acquired business has been owned by the Company for two full calendar years.

In the event that Ms. Varela’s employment agreement is terminated due to Ms. Varela’s “disability” (as defined in the agreement) or death, the Company is obligated to pay Ms. Varela (or her estate) the amount of accrued and unpaid salary through the date of termination plus any performance-based cash bonus that has accrued for the year prior to termination and is unpaid at the time Ms. Varela’s employment is terminated due to her disability or death. The Company may terminate the agreement for “cause” (as defined in the agreement) and, in such event, Ms. Varela will be entitled only to accrued and unpaid salary through the date of termination of employment. In the event Ms. Varela’s employment is terminated by the Company without cause, she would be entitled to receive payment of her annual base salary, payable at regular payroll intervals, from the date of termination of employment through the remainder of the term plus any performance-based cash bonus that has accrued but not yet been paid. In the event that Ms. Varela’s employment is terminated by the Company without cause during the period commencing 30 days prior to a “change of control” (as defined in the agreement) transaction and ending 180 days following a change of control transaction, she is entitled to receive an amount equal to the lesser of (i) the average amount of total compensation actually received by her during the preceding three calendar years multiplied by 3 and (ii) the maximum amount that is tax deductible to the Company under Section 280G of the Code.

GRANTS OF PLAN-BASED AWARDS IN THE 2010 FISCAL YEAR

The following table sets forth information concerning awards under the Company’s equity and non-equity incentive plans granted to each of the Named Executive Officers in the 2010 Fiscal Year, including performance-based awards and those using time-based vesting. Following the table is a discussion of material factors related to the information disclosed in the table.

							All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

			Estimated future payouts under non-equity incentive plan awards
Name	Grant Date		Threshold ($)	Target ($)		Maximum ($)

Edward R. Rosenfeld	n/a		—	—		—	—	—	—	—

Arvind Dharia	03/09/10		—	—		—	12,000	—	—	364,240

Awadesh Sinha	10/14/08	(1)		899,176	(2)		—	—	—	—
	12/01/10		—	—		—	35,000	—	—	1,621,550

Robert Schmertz	n/a		—	—		—	—	—	—	—

Amelia Newton Varela	05/30/08	(1)	—	421,224	(3)	—	—	—	—	—
	04/01/10		—	—		—	—	37,500	32.53	500,159

(1) Each of Mr. Sinha and Ms. Varela were parties to employment agreements with the Company entered into on the dates indicated above, respectively, each of which expired by its terms on December 31, 2010. Each such employment agreement provides that the executive officer will receive a cash bonus under the Company’s 2006 Plan based on the Company’s performance in the immediately prior fiscal year, as measured by specified metrics. These employment agreements provide for such bonuses over several years corresponding to the term of each such employment agreement. Since the performance metrics for each year’s awards are set forth in the employment agreement of each executive, the date of such employment agreement is indicated as the grant date of the award.

(2) Under the employment agreement, dated October 14, 2008, between the Company and Mr. Sinha, Mr. Sinha is entitled to receive a cash bonus under the Company’s 2006 Plan during the first quarter of the Company’s fiscal year 2011 in an amount equal to 3% of the increase, if any, in the Company’s EBIT for the 2010 fiscal year over the Company’s EBIT for the 2009 fiscal year. Since it would not be possible to determine the amount of Mr. Sinha’s cash bonus, if any, until the completion of the Company’s 2010 fiscal year, the amount indicated as the target bonus payout is a representative amount and based upon the actual increase in the Company’s EBIT for the 2009 fiscal year over the Company’s EBIT for the 2008 fiscal year. See the discussion of this grant to Mr. Sinha appearing above in the “Annual Performance-Based Cash Bonus - Based on Specific Performance Metrics” section of “Compensation Structure” and above under “Employment Arrangements.” As disclosed in the Summary Compensation Table above, Mr. Sinha received a cash bonus of $1,000,000 for 2010 EBIT performance.

(3) Under the employment agreement, dated May 30, 2008, between the Company and Ms. Varela, Ms. Varela is entitled to receive a cash bonus under the Company’s 2006 Plan on or about March 15, 2011 in an amount equal to (a) 2% of the increase, if any, in the Wholesale Footwear division EBIT for the 2010 fiscal year over the Wholesale Footwear division EBIT for the 2009 fiscal year plus (b) 1.5% of the increase, if any, in the Retail division EBIT for the 2010 fiscal year over the Retail division EBIT for the 2009 fiscal year. Since it would not be possible to determine the amount of Ms. Varela’s cash bonus, if any, until the completion of the Company’s 2010 fiscal year, the amount indicated as the target bonus payout is a representative amount and based upon the actual increase in the EBIT performance of the Company’s Wholesale Footwear and Retail divisions for the 2009 fiscal year over the EBIT performance of these divisions for the 2008 fiscal year. See the discussion of this grant to Ms. Varela appearing above in the “Annual Performance-Based Cash Bonus - Based on Specific Performance Metrics” section of “Compensation Structure” and above under “Employment Arrangements.” As disclosed in the Summary Compensation Table above, Ms. Varela received a cash bonus of $540,965 for 2010 EBIT performance of the Company’s Wholesale Footwear and Retail divisions.

Plan-Based Awards

1999 Stock Plan

As of March 15, 1999, the Board of Directors of the Company adopted the 1999 Stock Plan (the “1999 Plan”), and on June 4, 1999 the Company’s stockholders approved the adoption of the 1999 Plan. Since its adoption, the 1999 Plan has been amended, with stockholder approval, to (i) increase the number of shares subject to the 1999 Plan, (ii) provide that the exercise price of an option granted under the 1999 Plan shall be no less than the fair market value of the Common Stock on the date of grant (except to the extent otherwise provided in agreements with the Company dated prior to the effective date of the amendment), and (iii) prohibit the Board from amending the terms of any option granted pursuant to the 1999 Plan to reduce the option price. The 1999 Plan was adopted to provide a means whereby directors and selected employees, officers, agents, consultants, and independent contractors of the Company could be granted incentive stock options and/or nonqualified stock options to purchase shares of Common Stock, in order to attract and retain the services or advice of such directors, employees, officers, agents, consultants, and independent contractors and to provide additional incentive for such persons to exert maximum efforts for the success of the Company by encouraging stock ownership in the Company. As of the Record Date, options to purchase 60,546 shares of Common Stock were outstanding under the 1999 Plan. No additional options will be granted under the 1999 Plan.

2006 Stock Incentive Plan

As of March 10, 2006, the Board of Directors of the Company adopted the Company’s 2006 Stock Incentive Plan and, on May 26, 2006, the Company’s stockholders approved the adoption of the Company’s 2006 Stock Incentive Plan. The 2006 Stock Incentive Plan was amended in 2007 and 2008. On April 6, 2009, the Board of Directors adopted an Amended and Restated 2006 Stock Incentive Plan and, on May 22, 2009, the Company’s stockholders approved the Amended and Restated 2006 Stock Incentive Plan. The Company’s Amended and Restated 2006 Stock Incentive Plan is referred to as the “2006 Plan” throughout this Proxy Statement. The purpose of the 2006 Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible employees, consultants and non-employee directors cash and stock-based incentives in the Company to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.

The maximum number of shares of Common Stock available for issuance under the 2006 Plan is 6,096,000 shares (such number of shares is adjusted for an April 30, 2010 three-for-two stock split effected as a stock dividend). As of the Record Date, there were outstanding 396,550 unvested shares of restricted stock and options to purchase 1,909,705 shares of Common Stock; options had been exercised, or restricted stock had vested, with respect to 3,887,848 shares of Common Stock; and 2,208,152 shares of Common Stock remained available for grant under the 2006 Plan.

OUTSTANDING EQUITY AWARDS AT END OF THE 2010 FISCAL YEAR

The following table sets forth information concerning unexercised stock options, restricted stock that has not vested and stock awards outstanding for each of the Named Executive Officers as of the end of the 2010 Fiscal Year. All awards that occurred prior to the three-for-two split of the Company’s Common Stock effectuated as a stock dividend on or about April 30, 2010 have been adjusted to account for such stock split.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexcercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Edward R. Rosenfeld	4,000	36,000	(1)	—	12.1133	3/24/2015	72,000	(2)	3,003,840	—	—
	37,500	112,500	(1)	—	12.5200	4/1/2016	—		—	—	—

Arvind Dharia	30,002	—		—	8.7022	7/6/2011	24,000	(3)	1,001,280	—	—
	12,668	—		—	7.8933	5/27/2015	—		—	—	—
	15,000	45,000	(4)	—	12.5200	4/1/2016	—		—	—	—

Awadhesh Sinha	—	25,001	(5)	—	15.6400	10/3/2015	35,000	(6)	1,460,200	—	—
	—	—		—	—	—				—	—

Robert Schmertz	—	84,375	(7)	—	12.5200	4/1/2016	60,000	(8)	2,503,200	—	—
	—	60,001	(7)	—	24.7333	10/8/2016	—		—	—	—

Amelia Newton Varela	—	45,001	(9)	—	12.8800	4/29/2015	—		—	—	—
	28,124	84,376	(9)	—	12.5200	4/1/2016	—		—	—	—
	—	37,500	(9)	—	32.5300	4/1/2017	—		—	—	—

(1) On March 24, 2008, Mr. Rosenfeld was granted an option to purchase 60,000 shares of the Company’s Common Stock under the Company’s 2006 Plan, which option vests in five equal annual installments commencing on the first anniversary of the date of grant. On April 1, 2009, Mr. Rosenfeld was granted an option to purchase 150,000 shares of the Company’s Common Stock under the Company’s 2006 Plan, which option vests in four equal annual installments commencing on the first anniversary of the date of grant.

(2) On March 20, 2006, Mr. Rosenfeld was awarded 30,000 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on the first anniversary of the date awarded. On November 10, 2009, Mr. Rosenfeld was awarded 75,000 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on the first anniversary of the date awarded.

(3) On March 6, 2007, Mr. Dharia was awarded 30,000 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on the first anniversary of the date awarded. On March 9, 2010, Mr. Dharia was awarded 12,000 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on April 1, 2011.

(4) On April 1, 2009, Mr. Dharia was granted an option to purchase 60,000 shares of the Company’s Common Stock under the Company’s 2006 Plan, which option vests in four equal annual installments commencing on the first anniversary of the date of grant.

(5) On October 3, 2008, Mr. Sinha was granted an option to purchase 75,000 shares of the Company’s Common Stock under the Company’s 2006 Plan, which option vests in three equal annual installments commencing on the first anniversary of the date of grant.

(6) On December 1, 2010, Mr. Sinha was awarded 35,000 shares of restricted Common Stock, which shares vest to the extent of 11,666 shares on the first anniversary of the grant date and as to 11,667 shares on each of the second and third anniversaries of the grant date.

(7) On April 1, 2009, Mr. Schmertz was granted an option to purchase 112,500 shares of the Company’s Common Stock under the Company’s 2006 Plan, which option vests in four equal annual installments commencing on the first anniversary of the date of grant. On October 8, 2009, Mr. Schmertz was granted an option to purchase 75,000 shares of the Company’s Common Stock under the Company’s 2006 Plan, which option vests in five equal annual installments commencing on the first anniversary of the date of grant.

(8) On March 9, 2007, Mr. Schmertz was awarded 150,000 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on the first anniversary of the date awarded.

(9) On April 29, 2008, Ms. Varela was granted an option to purchase 75,000 shares of the Company’s Common Stock under the Company’s 2006 Plan, which option vests in five equal annual installments commencing on the first anniversary of the date of grant. On April 1, 2009, Ms. Varela was granted an option to purchase 112,500 shares of the Company’s Common Stock under the Company’s 2006 Plan, which option vests in four equal annual installments commencing on the first anniversary of the date of grant. On April 1, 2010, Ms. Varela was granted an option to purchase 37,500 shares of the Company’s Common Stock under the Company’s 2006 Plan, which option vests in five equal annual installments commencing on the first anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED IN THE 2010 FISCAL YEAR

The following table sets forth information concerning stock options exercised and restricted stock vested during the 2010 Fiscal Year for each of the Named Executive Officers. The value realized from exercised options is deemed to be the market value of the Common Stock on the date of exercise, less the exercise price of the option, multiplied by the number of shares of Common Stock underlying the option. The value realized from the vesting of restricted stock is deemed to be the market value of the Common Stock on the date of vesting multiplied by the number of shares vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Edward R. Rosenfeld	5,333	153,377	26,625	970,845

Arvind Dharia	60,000	2,139,000	10,500	324.600

Awadhesh Sinha	25,000	684,575	11,250	445,837

Robert Schmertz	43,125	1,196,428	41,250	1,244,650

Amelia Newton Varela	30,000	1,014,240	11,250	334,050

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2010 with respect to compensation plans (including individual compensation arrangements) under which shares of Common Stock are authorized for issuance, aggregated as follows:

●	All compensation plans previously approved by security holders; and
●	All compensation plans not previously approved by security holders.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)

Equity compensation plans approved by security holders	1,802,000	21.12	2,519,000

Equity compensation plans not approved by security holders	—	—	—

Total	1,802,000	21.12	2,519,000

Termination, Change in Control and Non-Competition/Non-Solicitation

The employment agreements for all the Named Executive Officers provide for a severance payment upon a termination of employment in connection with a change-in-control of the Company. The employment agreements of Messrs. Rosenfeld, Dharia and Sinha also provide for severance payment if the executive terminates his employment for good reason in connection with a change-in-control event. The change-in-control severance payments may result in the application of the “golden parachute” provisions of Section 280G of the Code and, to the extent Section 280G applies, the Company may not deduct from its taxable income the severance payments made to the Named Executive Officer. Moreover, Section 4999 of the Code would impose a 20% excise tax on the Named Executive Officer receiving the severance payment. In the case of Mr. Schmertz and Ms. Varela, these severance payments in connection with a change-in-control, however, are reduced if the severance payment, when added to any other benefits triggered by a change-of-control, is determined to constitute an “excess parachute payment” under Sections 280G and 4999 of the Code, to the maximum amount that is deductible to the Company under Section 280G of the Code. In the case of Messrs. Rosenfeld, Dharia and Sinha, the executive’s change-in-control severance payment will only be reduced to the maximum amount that is deductible to the Company under Section 280G of the Code if the reduction provides the Named Executive Officer with the best after-tax result; otherwise, the Named Executive officer will receive the full amount of the severance payment and other benefits triggered by the change-in-control and be liable for the 20% excise tax on the excess parachute payment in addition to all other applicable taxes and, in such case, the deduction by the Company of the portion of the severance payment constituting an excess parachute payment will be disallowed.

The Company’s employment agreements with each of the Named Executive Officers also provide for severance payments to the executive if the Company terminates the executive’s employment without cause, or, in the case of Mr. Rosenfeld and Mr. Sinha, if the Company gives him good reason to terminate employment.

Please see the section of this Proxy Statement captioned “Employment Arrangements” for a summary description of the Named Executive Officers’ employment agreements and such severance and change-in-control provisions. These benefits are described and quantified in the section of this Proxy Statement captioned “Potential Payments Upon Termination or Change-In-Control” below.

The Company believes that the severance payments and payments made upon change-in-control provisions in the employment agreements provide appropriate protection to the Company’s executives, comparable to that available at peer companies, and, with regard to the enhanced severance following a change-in-control, protects the Company from losing key executives during a period when a change-in-control may be threatened or pending. These benefits are described and quantified in the section below captioned “Potential Payments Upon Termination or Change-In-Control.”

Ms. Varela has agreed to a non-compete and non-solicitation restriction through the expiration date of her employment agreement, December 31, 2013, in the event of a voluntary termination or termination for cause. Messrs. Rosenfeld and Sinha have each agreed to a non-compete and non-solicitation restriction during the period of his employment and for a six-month period following the termination of his employment for cause or in the event of his resignation without good reason. Mr. Schmertz has agreed to a non-compete and non-solicitation restriction through the term of his employment agreement, which ends on December 31, 2012. Mr. Dharia does not have non-compete or non-solicitation provisions in his employment agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company’s employment agreements with the Named Executive Officers provide for payments to such individuals upon termination of employment or a change-in-control of the Company. Please see the section of this Proxy Statement captioned “Employment Arrangements.” The amounts set forth in the table below shall be payable to the respective Named Executive Officer if such Named Executive Officer’s employment is terminated under the various scenarios set forth below.

NAME AND PRINCIPAL POSITION	CASH PAYMENT		CONTINUATION OF MEDICAL / WELFARE BENEFITS (PRESENT VALUE)		ACCELERATION AND CONTINUATION OF EQUITY AWARD	REDUCTION OF BENEFITS UPON A CHANGE–IN–CONTROL (1)	TOTAL TERMINATION BENEFITS
	($)		($)		($)	($)	($)

TERMINATION DUE TO DEATH

Edward R. Rosenfeld	525,000	(2)	15,000	(3)	—	—	540,000
Arvind Dharia	528,304	(4)	10,000	(3)	—	—	538,304
Awadhesh Sinha	575,000	(5)	13,500	(3)	—	—	588,500
Robert Schmertz	660,000	(6)	—		—	—	660,000
Amelia Newton Varela	—		—		—	—	—

TERMINATION DUE TO TOTAL DISABILITY

Edward R. Rosenfeld	525,000	(2)	—		—	—	525,000
Arvind Dharia	528,304	(4)	—		—	—	528,304
Awadhesh Sinha	575,000	(5)	—		—	—	575,000
Robert Schmertz	660,000	(6)	—		—	—	660,000
Amelia Newton Varela	—		—		—	—	—

TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON

Edward R. Rosenfeld	—		—		—	—	—
Arvind Dharia	—		—		—	—	—
Awadhesh Sinha	—		—		—	—	—
Robert Schmertz	—		—		—	—	—
Amelia Newton Varela	—		—		—	—	—

NAME AND PRINCIPAL POSITION	CASH PAYMENT		CONTINUATION OF MEDICAL / WELFARE BENEFITS (PRESENT VALUE)		ACCELERATION AND CONTINUATION OF EQUITY AWARD		REDUCTION OF BENEFITS UPON A CHANGE–IN–CONTROL (1)	TOTAL TERMINATION BENEFITS
	($)		($)		($)		($)	($)

TERMINATION OTHER THAN FOR CAUSE; RESIGNATION FOR GOOD REASON

Edward R. Rosenfeld	1,076,250	(7)	—		—		—	1,076,250
Arvind Dharia	528,304	(8)	90,327	(9)	—		—	618,631
Awadhesh Sinha	1,725,000	(10)	—		—		—	1,725,000
Robert Schmertz	1,320,000	(11)	—		—		—	1,350,000
Amelia Newton Varela	1,350,000	(12)	—		—		—	400,000

TERMINATION UPON A CHANGE—IN—CONTROL
Edward R. Rosenfeld	2,992,534	(13)	—		7,283,412	(14)	—	10,275,946
Arvind Dharia	1,996,107	(15)	270,981	(16)	2,293,680	(14)	—	4,299,573
Awadhesh Sinha	4,631,202	(17)	—		2,100,200	(14)	(1,256,583)	6,731,402	(18)
Robert Schmertz	6,872,080	(19)	—		5,916,870	(14)	(2,374,478)	12,788,950	(18)
Amelia Newton Varela	3,655,321	(20)	—		3,497,888	(14)	(1,465,217)	7,153,209	(18)

(1)
The employment agreements of two of the Named Executive Officers provide that severance payments in connection with a change-in-control are reduced if the severance payment, when added to any other benefits triggered by a change-of-control, is determined to constitute an “excess parachute payment” under Sections 280G and 4999 of the Code, to the maximum amount that is deductible to the Company under Section 280G of the Code. The employment agreements of the remaining Named Executive Officers indicate that the executive’s change-in-control severance payment will only be reduced to the maximum amount that is deductible to the Company under Section 280G of the Code if the reduction provides the Named Executive Officer with the best after-tax result; otherwise, the Named Executive officer will receive the full amount of the severance payment and other benefits triggered by the change-in-control and be liable for the 20% excise tax on the excess parachute payment in addition to all other applicable taxes and, in such case, the deduction by the Company of the portion of the severance payment constituting an excess parachute payment will be disallowed.

(2)	Consists of Mr. Rosenfeld’s 2011 base salary of $525,000, which would be paid at regular intervals.
(3)	Consists of medical benefits.
(4)	Consists of Mr. Dharia’s 2011 base salary of $528,304, which would be paid at regular intervals.
(5)	Consists of Mr. Sinha’s 2011 base salary of $575,000, which would be paid at regular intervals.
(6)	Consists of Mr. Schmertz’s 2011 base salary of $660,000, which would be paid at regular intervals.
(7)
Consists of the base salary ($525,000 for 2011 and $551,250 for 2012) that would have been paid to Mr. Rosenfeld during the remainder of the term of his employment until the expiration of his employment agreement on December 31, 2012. Mr. Rosenfeld would receive these payments at regular intervals.

(8)
Consists of Mr. Dharia’s 2011 base salary of $528,304 multiplied by the number of years (and fraction of years) remaining in the term of his employment agreement, which expires on December 31, 2011. Mr. Dharia would receive 50% of this payment immediately and the remaining 50% would be paid to him one year later (i.e., on December 31, 2011).

(9)	Consists of one times the sum of Mr. Dharia’s life insurance payment ($80,327 per year) plus medical benefits ($10,000 per year).
(10)
Consists of the base salary ($575,000 for the years ending December 31, 2011, 2012 and 2013) that would have been paid to Mr. Sinha during the remainder of the term of his employment until the expiration of his employment agreement on December 31, 2013. Mr. Sinha would receive these payments at regular intervals.

(11)
Consists of an annual base salary of $660,000 that would have been paid to Mr. Schmertz during the remainder of the term of his employment until the expiration of his employment agreement on December 31, 2012. Mr. Schmertz would receive these payments at regular intervals.

(12)
Consists of the base salary of $450,000 that would have been paid to Ms. Varela during the remainder of the term of her employment until the expiration of her employment agreement on December 31, 2013. Ms. Varela would receive these payments at regular intervals.

(13)
Consists of three times the average total compensation Mr. Rosenfeld actually received for the preceding three calendar years, except that in lieu of the actual base salary component received during such period, there has been substituted the annual base salary to which Mr. Rosenfeld was entitled as of the date of termination or resignation. Upon a change-in-control, payments (or portions thereof) to Mr. Rosenfeld determined to constitute an “excess parachute payment” may be reduced to the maximum amount that would be tax deductible by the Company pursuant to Sections 280G of the Code. Upon a hypothetical December 31, 2010 change-in-control, no payments to Mr. Rosenfeld would have been subject to reduction. See the “Implications of Tax and Accounting Matters” section of “Compensation Discussion and Analysis” for a discussion of the applicability of Sections 280G and 4999 of the Code to change-in-control payments generally. See also the summary of Mr. Rosenfeld’s employment agreement under “Employment Arrangements.”

(14)	The amount disclosed represents the total value of the restricted stock and stock options which would have received accelerated vesting upon a hypothetical change in control on December 31, 2010.
(15)
Consists of three times the total compensation Mr. Dharia actually received for the preceding twelve calendar months, except that in lieu of the actual base salary component received during such period, there has been substituted the annual base salary to which Mr. Dharia was entitled as of the date of termination or resignation. Upon a change-in-control, payments (or portions thereof) to Mr. Dharia determined to constitute an “excess parachute payment” may be subject to reduction to the maximum amount that would be tax deductible by the Company pursuant to Sections 280G of the Code. Upon a hypothetical December 31, 2010 change-in-control, no payments to Mr. Dharia would have been subject to reduction. See the “Implications of Tax and Accounting Matters” section of “Compensation Discussion and Analysis” for a discussion of the applicability of Sections 280G and 4999 of the Code to change-in-control payments generally. See also the summary of Mr. Dharia’s employment agreement under “Employment Arrangements.”

(16)	Consists of three times the sum of Mr. Dharia’s life insurance payment ($80,327 per year) plus medical benefits ($10,000 per year).
(17)
Consists of three times the total compensation Mr. Sinha actually received for the preceding twelve calendar months, except that in lieu of the actual base salary component received during such period, there has been substituted the annual base salary to which Mr. Sinha was entitled as of the date of termination or resignation. Upon a hypothetical December 31, 2010 change-in-control, this amount would have been reduced by $1,256,583 to reflect the maximum amount that would be tax deductible by the Company pursuant to Section 280G of the Code. See the “Implications of Tax and Accounting Matters” section of “Compensation Discussion and Analysis” for a discussion of the applicability of Sections 280G and 4999 of the Code to change-in-control payments generally. See also the summary of Mr. Sinha’s employment agreement under “Employment Arrangements.”

(18)	The total amount does not include the amount deducted pursuant to Section 280G of the Code.

(19)
Consists of three times the average total compensation Mr. Schmertz actually received for the preceding three calendar years. Upon a hypothetical December 31, 2010 change-in-control, this amount would have been reduced by $7,343,002 to reflect the maximum amount that would be tax deductible by the Company pursuant to Section 280G of the Code. See the “Implications of Tax and Accounting Matters” section of “Compensation Discussion and Analysis” for a discussion of the applicability of Sections 280G and 4999 of the Code to change-in-control payments generally. See also the summary of Mr. Schmertz’s employment agreement under “Employment Arrangements.”

(20)
Consists of three times the average total compensation Ms. Varela actually received for the preceding three calendar years. Upon a hypothetical December 31, 2010 change-in-control, this amount would have been reduced by $4,305,829 to reflect the maximum amount that would be tax deductible by the Company pursuant to Section 280G of the Code. See the “Implications of Tax and Accounting Matters” section of “Compensation Discussion and Analysis” for a discussion of the applicability of Sections 280G and 4999 of the Code to change-in-control payments generally. See also the summary of Ms. Varela’s employment agreement under “Employment Arrangements.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Peter Migliorini (Chairman)
Thomas H. Schwartz

Audit Committee Report

The Audit Committee reviewed the Company’s audited financial statements for the 2010 Fiscal Year and met with both management and representatives of EisnerAmper LLP, the Company’s independent registered public accountants, to discuss such audited financial statements. Management and the Company’s independent registered public accountants have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has received from and discussed with EisnerAmper LLP the written disclosures and the letter regarding EisnerAmper LLP’s communications with the Audit Committee concerning independence as required by applicable requirements of the Public Company Accounting Oversight Board, and discussed with EisnerAmper LLP the independence of EisnerAmper LLP. The Audit Committee also discussed with EisnerAmper LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2010 Fiscal Year.

Submitted by the Audit Committee of the Company’s Board of Directors:

Richard P. Randall (Chairman)
Peter Migliorini
Ravi Sachdev

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF EISNERAMPER LLP AS THE  COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011

The Audit Committee has appointed EisnerAmper LLP as the Company’s independent registered public accounting firm to conduct the audit of the Company’s books and records for the fiscal year ending December 31, 2011. EisnerAmper LLP also served as the Company’s independent registered public accountants for the 2010 Fiscal Year.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accountants. For EisnerAmper LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. Although ratification by stockholders is not required by the Company’s organizational documents or other applicable law, the Audit Committee has determined that requesting ratification by stockholders of its appointment of EisnerAmper LLP as the Company’s independent registered public accountants is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain EisnerAmper LLP, but may still retain the accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Representatives of EisnerAmper LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they so desire.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the Audit Committee’s selection of EisnerAmper LLP.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011. Unless marked to the contrary, proxies received from stockholders will be voted in favor of ratifying the appointment of EisnerAmper LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011.

Audit Fees

The aggregate fees billed by EisnerAmper LLP for professional services rendered for the audit of the Company’s annual financial statements for the 2010 Fiscal Year, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2010 Fiscal Year, other statutory and regulatory filings or engagements and the audit of the Company’s internal controls over financial reporting for the 2010 Fiscal Year were $585,000. The comparative amount for the fiscal year ended December 31, 2009 (the “2009 Fiscal Year”) was $585,000.

Audit-Related Fees

In addition to audit fees, EisnerAmper LLP billed the Company $25,000, in the aggregate, for audit-related fees related to assurance and related services for the 2010 Fiscal Year. These services include, among others, the audit of the Company’s employee benefit plans and other accounting related consultations. The comparative amount for the 2009 Fiscal Year was $25,000.

Tax Fees

During the 2010 Fiscal Year, EisnerAmper LLP billed the Company $187,000, in the aggregate, for services rendered to the Company for tax compliance, tax advice and tax planning. EisnerAmper LLP billed $234,348 for similar services in the 2009 Fiscal Year. These professional services include assistance in the preparation of the Company’s various federal, state and local tax returns, tax consultation and various amendments.

All Other Fees

In addition to the fees billed by EisnerAmper LLP for the services described above under the captions Audit Fees, Audit-Related Fees and Tax Fees, during the 2010 Fiscal Year, EisnerAmper LLP charged the Company $115,000 for (a) due diligence services rendered in connection with an asset acquisition and business acquisitions and (b) out-of-pocket expenses incurred by EisnerAmper LLP in connection with services rendered to the Company. In comparison, EisnerAmper LLP charged the Company $89,350 in the 2009 Fiscal Year for (a) services rendered in connection with (i) the preparation and filing of a registration statement by the Company to register shares available for issuance under an equity compensation plan and (ii) the acquisition of a business and (b) out-of-pocket expenses incurred by EisnerAmper LLP in connection with services rendered to the Company.

Audit Committee’s Pre-Approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accountants. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services.

Prior to engagement of the independent auditor for next year’s audit, the Audit Committee will pre-approve all auditing services and all permitted non-audit services (including the fees and terms thereof), except those excluded from requiring pre-approval based upon the de minimus exception set forth in Section 10A(i)(1)(B) of the Exchange Act.

The Audit Committee’s pre-approval policies and procedures are as follows: (a) prior to each fiscal year, the Audit Committee pre-approves a schedule of estimated fees for proposed non-prohibited audit and non-audit services, and (b) actual amounts paid are monitored by financial management of the Company and reported to the Audit Committee.

All work performed by EisnerAmper LLP as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees has been approved or pre-approved by the Audit Committee pursuant to the provisions of the Audit Committee’s charter. The Audit Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the independence of EisnerAmper LLP.

PROPOSAL THREE:

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the rules and regulations promulgated thereunder, require a publicly traded company to include a resolution in its proxy statement at least once every three years seeking stockholder approval, on an advisory or non-binding basis, of the compensation of the named executive officers as disclosed in such company’s proxy statement pursuant to the compensation rules of the SEC. In accordance with these requirements, we are providing stockholders with an advisory vote on the compensation of our Named Executive Officers.

As described in more detail in the Compensation Discussion and Analysis section, which begins on page 18 of this Proxy Statement, the overall objective of the Company’s executive compensation programs and practices is to support delivery of sustained operating and financial performance results with the ultimate goal being to create and maximize value for our stockholders on a long-term basis. We believe that our executive compensation programs and practices serve the interests of our stockholders by enabling us to attract and retain an experienced and effective management team whose combined knowledge of our business and the footwear and accessories industry has proved extremely valuable in delivering results for our stockholders. The Compensation Committee and the Board of Directors believe that the Company’s compensation programs and practices as articulated in the Compensation Discussion and Analysis section of this Proxy Statement effectively implement our philosophy of aligning compensation to stockholder interests and that the compensation received by our Named Executive Officers in the 2010 Fiscal Year reflects and supports such philosophy and goal and is commensurate with the performance and strategic position of the Company. We will continue to review and modify our executive compensation programs to address evolving best practices and changing regulatory requirements.

We encourage stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure contained in this Proxy Statement, all of which describe and explain in detail the compensation of our Named Executive Officers in the 2010 Fiscal Year.

The following resolution is submitted for stockholder approval:

“RESOLVED, that the stockholders of Steven Madden, Ltd. (the ‘Company’) approve, on a non-binding advisory basis, the compensation paid to the Named Executive Officers of the Company as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the executive compensation as described in the section captioned ‘Compensation Discussion and Analysis,’ the Summary Compensation Table and related tabular disclosure and narrative discussion regarding compensation of Named Executive Officers under the caption ‘Executive Compensation’ contained in the Company’s Proxy Statement dated April 11, 2011.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation programs and practices described in this Proxy Statement. While this advisory vote on executive compensation, commonly referred to as a “say-on-pay” advisory vote, is required by Section 14A of the Exchange Act, it is not binding on our Board of Directors and may not be construed as overruling any decision by the Board of Directors or the Compensation Committee. However, we value the opinions of our stockholders. To the extent there is a significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, the Board of Directors and the Compensation Committee will consider the outcome of the vote when considering future compensation arrangements and evaluate whether any actions are necessary to address the stockholders’ concerns.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the resolution approving the overall compensation of the Named Executive Officers for the 2010 Fiscal Year.

PROPOSAL FOUR:

NON-BINDING ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, we are required, commencing with this Annual Meeting, and not less frequently than once every six years thereafter, to include a separate stockholder vote on the frequency with which stockholders shall have a non-binding advisory vote on the compensation of the Named Executive Officers, such as Proposal Three above. Accordingly, we are asking stockholders to vote on whether future non-binding advisory votes on the Named Executive Officer’s compensation should occur every year, every two years, or every three years. In lieu of voting for one of these options, stockholders may also abstain from voting.

After careful consideration, the Board of Directors recommends that future advisory votes on the compensation of the Named Executive Officers be conducted every three years. The Board of Directors believes that every three years is appropriate because it allows stockholders to evaluate our executive compensation program and practices in relation to the Company’s performance over the long-term. As discussed in this Proxy Statement, a core principle of our executive compensation program is to attract and retain an experienced and effective management team to support delivery of sustained performance results by the Company with the ultimate goal of creating long-term value for stockholders. A vote every three years is consistent with the Company’s commitment to compensation programs designed to support long-term value creation for stockholders over a multi-year period. Equity awards to Named Executive Officers generally vest over a four-to-five year period to encourage our executives to focus on long-term performance. Further, we believe that holding a triennial vote is reasonable as it strikes a balance between the benefit of hearing the collective view of our stockholders regarding executive of compensation on an annual basis and affording the Company time to thoughtfully consider and respond to stockholder views on executive compensation issues and, if appropriate, implement changes to our executive compensation programs.

While the Board of Directors recommends that future non-binding advisory votes on executive compensation be conducted every three years, stockholders are not voting to approve or disapprove the Board’s recommendation. Rather, stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders of Steven Madden, Ltd. ( the ‘Company’) determine, on a non-binding advisory basis, that the frequency with which the stockholders should have an advisory vote on executive compensation set forth in the Company’s Proxy Statement for its annual meeting of stockholders, commencing with the 2011 Annual Meeting of Stockholders, is (i) every year, (ii) every two years, or (iii) every three years.”

Stockholders may choose among the three choices included in the resolution above, or may abstain from voting on this proposal.

While this advisory vote is required by Section 14A of the Exchange Act, the voting result is not binding on our Board of Directors and may not be construed as overruling any decision by the Board of Directors. However, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when determining the frequency of future say-on-pay votes.

Required Vote

The choice receiving the highest number of votes will be deemed the choice of the stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote for a frequency of every THREE YEARS for future non-binding advisory votes on the compensation of the Company’s Named Executive Officers.

OTHER MATTERS

At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting in connection therewith, it is intended that the persons named in the accompanying proxy will have discretionary authority to vote the shares which they represent.

A copy of the applicable provisions of the Company’s By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth above.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET AS DESCRIBED ON THE ACCOMPANYING PROXY CARD. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.

STEVEN MADDEN, LTD.

April 11, 2011	By:	/s/ Arvind Dharia
Arvind Dharia
Secretary

STEVEN MADDEN, LTD. ATTN: ARVIND DHARIA 52-16 BARNETT AVEUE LONG ISLAND CITY, NY 11104
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:				☐	☐	☐

1.	Election of Directors Nominees

01	Edward R Rosenfeld	02	John L Madden		03	Peter Migliorini	04 Richard P Randall	05	Ravi Sachdev
06	Thomas H Schwartz

The Board of Directors recommends you vote “FOR” proposals 2 and 3.		For	Against	Abstain

2.	TO RATIFY THE APPOINTMENT OF EISNERAMPER LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011;	☐	☐	☐

3.	TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE EXECUTIVE COMPENSATION DESCRIBED IN THE STEVEN MADDEN, LTD PROXY STATEMENT;	☐	☐	☐

The Board of Directors recommends you vote “3 YEARS” on the following proposal:		1 year	2 years	3 years	Abstain

4.	TO RECOMMEND, BY NON-BINDING ADVISORY VOTE, THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly be presented at the meeting or any adjournments or postponements thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report with 10-K is/are available at www.proxyvote.com.

STEVEN MADDEN, LTD.

THIS PROXY IS BEING SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

PLEASE CLEARLY INDICATE A RESPONSE BY CHECKING ONE OF THE BOXES NEXT TO EACH OF THE PROPOSALS

The undersigned stockholder(s) of Steven Madden, Ltd. (the “Company”) hereby appoint(s) Edward R. Rosenfeld and Arvind Dharia, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s showroom located at 1370 Avenue of the Americas, 14th Floor, New York, New York at 10:00 a.m., local time, on May 27, 2011 and at any adjournments or postponements thereof, with authority to vote all shares of Common Stock of the Company held or owned by the undersigned on April 5, 2011, in accordance with the directions indicated herein.

THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN; UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE SIX (6) NOMINEES NAMED IN ITEM 1, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF EISNERAMPER LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011, (3) FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION DESCRIBED IN THE COMPANY’S PROXY STATEMENT, (4) FOR A FREQUENCY OF EVERY THREE YEARS FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND (5) IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side